As filed with the Securities and Exchange Commission on September 12, 2000	Registration No. 333-44166

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE

AMENDMENT NO. 1

TO FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SEPRAGEN CORPORATION

(Name of small business issuer in its charter)

California	3823	68-0073366
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

30689 Huntwood Drive, Hayward, California 94544, (510) 476-0650

(Address and telephone number of principal executive offices and principal place of business)

Vinit Saxena, President

Sepragen Corporation

30689 Huntwood Drive

Hayward, California 94544

(510) 476-0650

(Name, address and telephone number of agent for service)

with copy to:

Jon M. Ishibashi, Esq.

Smith, Lally & Peffer

A Professional Corporation

Two Annabel Lane, Suite 200

San Ramon, California 94583

(925) 866-1000

Approximate date of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SEPRAGEN CORPORATION

CROSS REFERENCE SHEET

Form SB-2 Item		Caption in Prospectus	Page
PART I
1.	Front of Registration Statement and Outside Front Cover Page of Prospectus	Cover Page; Outside Front Page of Prospectus
2.	Inside Front and Outside Back Cover of Prospectus	Inside Front and Outside Back Cover Pages of Prospectus
3.	Summary Information and Risk Factors	Prospectus Summary; Risk Factors	2, 5
4.	Use of Proceeds	Use of Proceeds	10
5.	Determination of Offering Price	Risk Factors; Plan of Distribution; Description of Securities -- Warrants and Options	5, 52, 46
6.	Dilution	Not applicable
7.	Selling Security Holders	Offering by Selling Securityholders	42
8.	Plan of Distribution	Plan of Distribution	52
9.	Legal Proceedings	Legal Proceedings	27
10.	Director, Executive Officers, Promoters and Control Persons	Management; Certain Transactions	28, 38
11.	Security Ownership of Certain Beneficial Owners and Management	Principal Shareholders	36
12.	Description of Securities	Description of Securities	46
13.	Interest of Named Experts and Counsel	Legal Matters; Experts	52, 53
14.	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Management -- Indemnification	30
15.	Organization with Last Five Years	Not applicable
16.	Description of Business	Business; Available Information	19, 27
17.	Management's Discussion and Analysis or Plan of Operation	Management's Discussion and Analysis of Financial Condition and Results of Operation	15
18.	Description of Property	Business - Property	27
19.	Certain Relationships and Related Transactions	Certain Transactions	38
20.	Market for Common Equity and Related Stockholder Matters	Price Range of Class A Common; Dividend Policy	11, 13
21.	Executive Compensation	Management -- Compensation of Executives	31
22.	Financial Statements	Financial Statements	F-1
23.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	53
PART II
24.	Indemnification of Directors and Officers	Indemnification of Directors and Officers	II-1
25.	Other Expense of Issuance and Distribution	Other Expense of Issuance and Distribution	II-1
26.	Recent Sales of Unregistered Securities	Recent Sales of Unregistered Securities	II-2
27.	Exhibits	Exhibits	II-5
28.	Undertakings	Undertakings	II-7

EXPLANATORY NOTE

This Registration Statement covers the registration of: (1) the offer and sale of Class A Common Stock of Sepragen Corporation, a California corporation, subsequently sold in registered resales by selling securityholders, and (2) the resale of sale of the Class A Common Stock issuable upon exercise of certain warrants and options held by selling securityholders.

Prospectus

SEPRAGEN CORPORATION

5,667,145 shares of Class A Common Stock and

1,986,109 shares issuable upon exercise of Warrants and Stock Options

The selling stockholders (the "Selling Securityholders") of Sepragen Corporation listed on page 42 may offer and resell for their own account under this Prospectus up to 5,667,145 shares of Sepragen Corporation Class A Common Stock, and 1,986,109 shares of Class A Common Stock issuable upon exercise of certain warrants ("Warrants") and stock option agreements ("Options") to purchase Class A Common Stock. The Selling Securityholders acquired their shares, Warrants and Options from us in unregistered private sales from December, 1997 to July 31, 2000. We will not receive any proceeds from such sales except upon the exercise by the Selling Securityholders of their Options and Warrants. In the event all of their Warrants and Options are fully exercised, we will be entitled to gross proceeds of $2,262,846

Our Class A Common Stock trades on the OTC Bulletin Board under the symbol "SPGNA.OB." As of September 11 , 2000, the last reported sale price for our Class A Common Stock on the OTC Bulletin Board was $0.78125 per share. The Class A Common Stock is one of three classes of our Common Stock.

The Selling Securityholders or their transferees may use this Prospectus to offer their securities for sale from time to time by. They may sell their securities in one or more transactions that may take place on the over-the-counter market, including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principal, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders. The Selling Securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended, and the profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify certain Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.

SEE "RISK FACTORS," PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of this Prospectus is September ** , 2000

PROSPECTUS SUMMARY

The following summary of information is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing in this Prospectus. You are urged to read this Prospectus in its entirety. Unless otherwise indicated, the information contained in this Prospectus assumes no exercise of: (1) the Warrants or Stock Options; (2) the remaining outstanding stock options to purchase shares under our Stock Option Plans, (3) the exercise of stock options to purchase 314 shares of Class B Common Stock; (4) the conversion of Class B Common Stock into Class A Common Stock; (5) the conversion of Series A Preferred Stock into Class A Common Stock; or (6) the exercise of any additional options that may be issued in the future under our Stock Option Plans. Unless otherwise noted, our Class A and Class B are treated as a single class and are referred to collectively as "Common Stock."

The Company

Sepragen Corporation ("Sepragen," "we," or "the Company") was incorporated as a California corporation in 1985. Since 1986, we have operated as the developer, manufacturer, assembler and distributor of products employing radial flow chromatography ("RFC") technology.

We develop and market technology, equipment and resins that extract and purify biopharmaceuticals, nutritional and beverage products. Our products are based on RFC technology. We believe RFC enables the purification of greater quantities of product more efficiently than with conventional chromatography and provides a measurable economic advantage.

Purification is a critical process in almost every stage in the development and commercialization of a biopharmaceutical, from research through production for clinical trials to commercial production. Chromatography is the principal method used in biopharmaceutical purification. Chromatography separates target biomolecules from other substances in the raw material based upon selective adsorption and elution of components in a column packed with a special adsorbent medium. The productivity of a chromatographic column depends on the speed at which raw materials can be processed through the column to produce the desired degree of product purity. Traditional axial chromatography, which remains the primary technology utilized in the biopharmaceutical industry, is accomplished in columns with the flow directed vertically down the axis of the column. The combination of small cross-sectional area and long flow path (or bed depth) in axial flow columns gives rise to low flow rates and high pressures.

Our patented radial flow chromatography technology utilizes a novel hydrodynamic column design that directs the flow of material radially from the outside to the center of the column. The cross-sectional areas are larger and the flow path (bed depth) shorter. The combination of these features results in higher flow rates, lower pressures, and more overall productivity than those in axial columns, especially in large-volume chromatography applications. The Company has developed and currently markets two primary products: (a) radial flow chromatography columns, marketed as Superflo(R) columns, for a range of uses from laboratory-scale (50 ml) to commercial-scale (up to 350 liters) separation and purification processes, and (b) QuantaSep(R), a computer-controlled liquid chromatographic system and workstation which provides computer-aided bioprocess control capabilities.

We were incorporated under the laws of the State of California on July 2, 1985. Our principal executive office is located at 30689 Huntwood Drive, Hayward, California 94544 and our telephone number is (510) 476-0650.

The Offering

Securities Offered by the Company	5,667,145 shares of Class A Common Stock, and 1,986,109 shares of Class A Common Stock underlying certain Warrants and Options to purchase Class A Common Stock. The exercise prices of the Warrants are subject to adjustment and certain Warrants are subject to redemption by the Company under certain circumstances. See "Offering by Selling Securityholders," and "Description of Securities--Redeemable Warrants."
Series A Preferred Stock Outstanding	175,439 shares
Common Stock Outstanding Prior to Exercise of Selling Securityholders' Warrants and Options (1)
Class A Common Stock	7,822,398 shares
Class B Common Stock	701,177 shares
Common Stock Outstanding After Exercise of All Selling Securityholders' Warrants and Options (1)
Class A Common Stock	9,808,507 shares
Class B Common Stock	701,177 shares
OTC Bulletin Board Symbol	Class A Common Stock -- SPGNA.OB
Use of Proceeds	We will not receive proceeds from the sale of Class A Common Stock pursuant this Offering. Net proceeds from the exercise of the Selling Securityholders' Warrants and Options to purchase the underlying shares subject to this offering are intended to be used for general corporate purposes and working capital, including research and development programs. See "Use of Proceeds."
Risk Factors	Investment in the Shares is highly speculative and involves a high degree of risk. Prospective purchasers should carefully review the factors set forth under "Risk Factors."

(1) Class B Common Stock is identical in all respects to the Class A Common Stock offered hereby except that (a) Class B Common Stock has five votes per share and the Class A Common Stock has one vote per share; and (b) each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock and will automatically convert to Class A Common Stock upon transfer.

Summary of Financial Data

			Six Months Ended June 30,
	Year Ended December 31,		(Unaudited)
Statement of Operations Data:	1999	1998	2000	1999
Revenues	$1,689,932	$1,987,086	$ 720,477	$ 883,867
Costs and expenses	2,643,284	2,890,149	1,525,667	1,239,361
Net loss	(977,617)	(1,206,340)	(808,909)	(434,390)
Net loss per share	$(0.19)	$(0.41)	$(0.11)	$(.09)
Weighted average shares outstanding	5,017,176	2,935,679	7,275,323	4,842,023
Balance Sheet Data:
Working capital (deficit)	$ (261,354)	$(490,821)	$701,598	$ (811,515)
Total assets	1,205,518	1,320,829	1,465,855	967,575
Total liabilities	1,905,750	2,037,205	1,148,421	1,557,445
Accumulated deficit	(15,714,057)	(14,736,440)	(16,522,966)	(15,109,934)
Shareholders' equity (deficit)	$(700,232)	$(716,376)	$317,434	$(589,870)

RISK FACTORS

The securities offered by this Prospectus are speculative and involve a high degree of risk. The risk factors described below summarize the material risks inherent in the offering. You should carefully consider the following risk factors inherent in and affecting the business of the Company and the offering before making an investment decision.

Absence of Profitable Operations in Recent Periods, Uncertainty of Future Results. We have incurred losses of $977,617 for the year ended December 31, 1999, and had an accumulated deficit of $16,522,966 and a working capital balance of $701,598 at June 30, 2000. We expect to continue incurring net losses through 2000 as we continue to develop products and expand our marketing strategy. We can make no assurance that we will achieve profitability in the future or maintain profitability, if achieved, on a consistent basis. Although we believe that current working capital will be sufficient to fund operations through March 31, 2001, we make no assurance that we will generate sufficient revenues thereafter to fund our operating requirements. In such event, we would be required to seek additional financing through borrowings, debt or equity financings or otherwise. We make no assurance that we will be able to obtain any requisite financing on acceptable terms. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto.

Dependence on New Customers and Volatility of Revenues. We have experienced, and expect to continue to experience, volatility in revenues on a quarter to quarter basis, and perhaps over longer periods. If we receive a major order, our limited manufacturing capacity may prevent us from processing other smaller orders while we are engaged in filling the larger order. As a result, shipments are deferred and revenues are not recognized on a regular basis. In the year ended December 31, 1999, sales to our two largest customers accounted for 40% of total sales. Historically, our revenues consisted of sales to a few customers who take delivery of our largest columns and who do not make regular large purchases from us in succeeding years. We remain dependent on finding new customers who will purchase our larger columns to generate a significant portion of our revenues each year. We did not deliver a large (exceeding 350 liters) column for the year ended December 31, 1999. In addition, we have experienced seasonal volatility in orders for our products with more orders coming at the end of the calendar year. Such volatility may adversely affect our ability to meet expenses and may cause us to decrease research and operating expenditures for significant periods of time.

Dependence on Alliances and Joint Ventures. Our ability to market our Sepralac(TM) process for dairy whey separation and other potential food and environmental products and processes will be substantially dependent upon our ability to negotiate partnerships, joint ventures or alliances with established companies in each market. We will be reliant on such joint venture partners or allied companies for market introduction, operational assistance and financial assistance. We believe that development, manufacturing and market introduction of products in these industries will cost millions of dollars and require operational capabilities in excess of those currently available to us. We currently have no established partnership, joint venture or strategic alliances in any industry group and there can be no assurance that we will be able to do so in the future. If we enter into partnerships, joint ventures or strategic alliances, we can expect to lose significant control over portions of the marketing, production and distribution of our products and processes. In addition, we may be required to allocate substantial portions of the revenues from any cooperative venture to our partner.

Lack of Profitable Operating History. We have not been profitable since our inception. We are faced with all of the risks associated with a company in the early stages of development. Our business is subject to numerous risks associated with a relatively new, low-capitalization company engaged in the manufacture and marketing of technologically oriented capital equipment in an emerging market. Such risks include competition from well-established and well-capitalized companies, technological obsolescence and unanticipated development, manufacturing and marketing difficulties. We may never generate significant commercial sales or achieve profitability. See "Business."

Risks Applicable to Foreign Sales. For the years ended December 31, 1997, 1998 and 1999, our sales to foreign markets accounted for approximately 55%, 57% and 61%, respectively, of our total sales. Foreign sales expose us to certain risks, including the difficulty and expense of maintaining foreign sales distribution channels, barriers to trade, potential fluctuations in foreign currency exchange rates, political and economic instability, availability of suitable export financing, accounts receivable collections, tariff regulations, foreign taxes, export licensing requirements and other United States and foreign regulations that may apply to the export of our products. In addition, we may experience difficulties in providing prompt and cost-effective service of our products in foreign countries. We do not carry insurance against such risks. The occurrence of any one or more of these events may individually or in the aggregate have a material adverse effect upon our business, operations and financial condition. See "Business--Customers, Sales and Marketing."

Products and Processes Under Development; Need for Market Acceptance. Several of our proposed products and processes are still under development, and we might not be able to complete development and successfully commercialize these products and processes. There may be unanticipated technological, manufacturing and marketing problems that may make the products or processes unfeasible to produce, market or commercialize. The successful commercialization of our Superflo(R) columns and QuantaSep(R) systems will depend upon acceptance of our radial flow chromatography technology by biopharmaceutical companies as an alternative to traditional axial chromatography systems. Our success in marketing our products will be substantially dependent on educating our targeted markets as to the distinctive characteristics and perceived benefits of our products. Our efforts or the efforts of others might not be successful in fostering acceptance of our technology among the targeted markets. The market acceptance of our products may also largely depend upon reviews and reports given by private independent research groups. In the event the initial product testing by such groups does not give our products high approval ratings, it is unlikely our products will be able to achieve significant market acceptance. See "Business--Customers, Sales and Marketing."

Competition. The separations and purification equipment and process business is highly competitive in each of the markets in which we will seek to compete. We and our products will be competing with various other manufacturers with existing technological support and acceptance in these markets. Many of these other manufacturers' products are well established, do substantial sales volume, and are produced and marketed by companies with greater financial resources, facilities, organization and experience than the Company. We may be adversely affected by new equipment, processes and other technology developed by our competitors. Our competitors might succeed in developing technologies and products that are more effective and less costly than any of our existing or proposed products or that could render our radial flow chromatography technology obsolete. See "Business -- Competition."

Limited Sales and Marketing Capability. A substantial portion of our sales and marketing efforts has been conducted by executive officers of the Company and a small in-house sales staff. We were unsuccessful in our initial attempt to expand our sales and marketing capabilities and have reorganized our sales force in order to increase sales. We might not be successful in our efforts to establish a direct sales force or that any efforts undertaken by such a sales force will be successful in achieving substantial sales of our products. In addition, to the extent we determine to pursue additional applications for our products, particularly in the dairy or environmental management industries, we expect to seek collaborative arrangements with corporate partners that will market and distribute our products. We might not be able to enter into any such collaborative arrangements and the marketing efforts undertaken on our behalf pursuant to such arrangements might be unsuccessful. See "Business--Customers, Sales and Marketing."

Uncertainty of Protection Provided by Patents and Intellectual Property. We consider patent protection of our radial flow chromatography technology to be critical to our business prospects. There can be no assurance that our pending patent applications will issue as patents, that any issued patents will provide us with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patent owned by us or, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity and prevent infringement of patents can be substantial. Furthermore, there can be no assurance that others will not independently develop similar or more advanced technologies, design around aspects of our technology or duplicate our trade secrets. Maintaining and prosecuting a large patent portfolio might require funds that may not be available. To the extent we utilize processes, technology or equipment that constitute trade secrets under state laws, we must implement appropriate levels of security for those trade secrets to secure the protection of such laws. There can be no assurance that we have, or will, implement such levels of security for said trade secrets. In respect of certain of our proprietary rights, we may need to secure assignments of rights from independent contractors and third parties to perfect our rights. We cannot provide any assurance that we have secured or will secure the necessary assignments to perfect all our rights. Failure to do so may result in the retention of certain ownership rights by third parties in, and to, the intellectual property upon which our business is based. See "Business--Radial Flow Chromatography Technology."

Some of our patents will begin to expire in the year 2005. The loss of any proprietary rights that are protected or protectable under any of the foregoing intellectual property safeguards may result in the loss of a competitive advantage over present or potential competitors. See "Business--Patents, Trademarks and Intellectual Property."

Our future operations may be subject to claims and potential litigation arising from alleged infringement of patents, trade secrets or copyrights owned by third parties. Within the biotechnology equipment industry, established companies have actively pursued such infringement claims and have initiated claims and litigation that have made the entry of competitive products more difficult. We might experience such claims or litigation initiated by existing, better-funded competitors. Resisting such claims, litigation and court-ordered injunctions may prevent us from bringing new products to market, and the resulting loss of revenues and expenses of litigation may substantially affect our ability to meet our expenses and continue operations.

Government Regulation of Potential Customers' Manufacturing Processes. Although we believe that the production and marketing of our Superflo(R) columns and QuantaSep(R) 1000 for the biopharmaceutical industry are not subject to regulation by Federal or state governmental authorities in the United States, various federal and state agencies, including the Environmental Protection Agency, U.S. Department of Agriculture ("USDA"), the Occupational Safety on Health Administration ("OSHA"), the Food and Drug Administration ("FDA"), and similar agencies of the State of California, have promulgated and are currently promulgating regulations that affect the manufacturing processes of the Company's potential customers. Federal or state regulatory approval may be required for some or all of the products and processes developed by our customers which incorporate our products. Failure to achieve initial approval may require modification and redesign of such products or processes or, at worst, prohibitions on commercialization of such products or processes. We might not have the financial resources to modify our equipment or processes to meet the regulatory requirements imposed on our customers.

In addition, in the United States, the FDA regulates development, testing, labeling, manufacturing, registration, notification, clearance or approval, marketing, distribution, recordkeeping and reporting requirements for human and animal drugs, medical devices, biologics, cosmetics and food additives. There can be no assurance that the production and marketing of our proposed products to the dairy industry or other products that we may develop in the future, if any, will satisfy the current requirements of the FDA or USDA or comparable state and foreign authorities. There can be no assurance that government regulations applicable to our proposed products or the interpretation thereof will not change and thereby prevent us from marketing some or all of our products for a period of time or permanently. We are unable to predict the extent of adverse governmental regulation that might arise from future Federal, state or foreign legislative or administrative action. See "Business."

Lack of Manufacturing Experience; Dependence on Outside Parties for Manufacturing of Proposed Products. We rely upon subcontractors and suppliers for a significant portion of the manufacturing for our current and proposed products. The inability of current subcontractors and suppliers to meet their obligations may affect our ability to develop and deliver products on a timely and competitive basis. To the extent that we elect to manufacture a greater portion of our products, we will be required to attract and retain experienced personnel and obtain the necessary funds to develop a larger manufacturing capability, as well as to comply with extensive government regulations with respect to such facilities. We may be able to successfully establish manufacturing operations. See "Business--Manufacturing and Supplies."

Dependence Upon and Need for Key Personnel. We are dependent on the services of Vinit Saxena, the President, Chief Executive Officer, Chairman of the Board of Directors and a principal shareholder of the Company. We have obtained key-person life insurance coverage in the face amount of $2,000,000 on Mr. Saxena naming the Company as beneficiary under such policy. The loss of Mr. Saxena or a reduction in the time devoted by him to our business could have a material adverse effect on our business. Our success also will depend, in large part, on our ability to attract and retain highly qualified scientific and business personnel, competition for which is intense. We may be unable to retain the necessary personnel to implement our business plan. See "Business--Employees" and "Management."

Lack of Product Liability Insurance. We do not carry sufficient product liability insurance to cover all of our products. Insurance carriers are currently reluctant to provide product liability insurance for biotechnology instrumentation and products due to the limited claims history for such products. We may continue to be unable to secure product liability insurance or be unable to secure such insurance except on unacceptable terms. In the event of major product liability litigation or a major award against us during a time when we have no insurance, we may sustain significant losses of our operating capital which may substantially impair or destroy the investments of shareholders.

Dilutive and Other Adverse Effects of Outstanding Options and Warrants. Under the terms of the outstanding Warrants, the options issued under our Stock Option Plans and other outstanding options and warrants to acquire Common Stock, the holders thereof are given an opportunity to profit from a rise in the market price of the Class A Common Stock with a resulting dilution in the interests of the other shareholders. The terms on which we may obtain additional financing may be adversely affected by the existence of such options and warrants. The holders of the Warrants and Options may exercise them at a time when we might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by such Warrants and Options. In addition, holders of certain options have registration rights with respect to such options and the underlying securities, exercise of which may involve substantial expense to the Company. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations," "Offering by Selling Securityholders," and "Description of Securities."

Reliance on Distributors for Biopharmaceuticals Sales. Substantially all of the sales of our products in the biopharmaceutical sector are generated through distributors. Distributors might not successfully market our products.

Reliance on Licenses for Dairy and Juice Sector Sales. Our strategy calls for licensing key industry customers our technology with the assumption that these customers will purchase equipment from us and that we will derive revenues from royalties of the customer's sale of products. We might not successfully reach agreement with several licensees or the licensees might not successfully commercialize the technology and produce royalties for us.

Scale Up of Products for Manufacturing. In order for our technology to be applied to manufacturing of food or juice products, our equipment must be scaled-up and customized. There can be no assurance that this will be successfully done.

Year 2000 Issue. Not all of the software used by us was Y2K compliant. However, we have not experienced material adverse affects as of the date of this Prospectus. While we expect to upgrade our software in time, no assurance can be given that this will happen completely and that there will not be future adverse effects.

Reliance on Key Vendors. We have entered into an exclusive supply agreement with a column manufacturing vendor and a supply agreement with a resin manufacturer. Any disruptions at these companies or of their ability to supply products could adversely affect our ability to deliver on our commitment to our customers.

Uncertain Acceptance of New Business Model. We recently changed our focus from being a seller of equipment and supplies to a provider of value added services. As such, under our new business model, revenues will be derived from equipment and supply sales as well as royalties from customers based on value added using our processes. While the new business model has potential to provide us with meaningful recurring revenue streams, there can be no assurance that users of our processes will be willing to grant recurring royalties on a favorable basis to us.

FDA Approval of Resin. Although our initial test data from tests of our resins reflects potential of commercialization, certain of our resins must be approved by the FDA for food use. FDA approval issue has not had a material impact in establishing alliances at this time. However, for any alliance to be successful, we must obtain FDA approval will be material. We are in the process of complying with the requirements for approval and have hired a consulting firm to help with the preparation and submission of an application for FDA approval. We can make no assurance that we will successfully secure such approval.

Possible Adverse Effects of Authorization of Preferred Stock. Our Articles of Incorporation authorize the issuance of 5,000,000 shares of preferred stock on terms which may be fixed by our Board of Directors without further shareholder action. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the Class A Common Stock. As of the date of the Prospectus, there are 175,439 shares of Series A preferred stock outstanding, however, we have no current plans to issue additional preferred stock. The issuance of such additional preferred stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which shareholders may receive premiums for their shares of Class A Common Stock or otherwise dilute the rights of holders of Class A Common Stock and the market price of the Class A Common Stock. See "Description of Securities--Preferred Stock."

Control by Class B Common Stock Shareholders; Ownership of Shares Having Disproportionate Voting Rights; Possible Depressive Effect on the Company's Securities. Our Class B Common Stock shareholders own 701,177 shares of Class B Common Stock, with Vinit Saxena, our President, Chief Executive Officer and Chief Financial Officer, beneficially owning 42% of the outstanding Class B Common Stock and H. Michael Schneider beneficially owning 48% of the outstanding Class B Common Stock. As of the date of this Prospectus, the outstanding Class B shares represent 9% the Company's outstanding capital stock and approximately 29% of the total voting power of all outstanding Common Stock. The directors and Class B Common Stock shareholders own approximately 50% of the outstanding voting power. As a result, the Class B common stock shareholders and directors will be able to elect a majority of the Company's directors and otherwise influence the Company's operations. In addition, the disproportionate vote afforded the Class B Common Stock could also serve to impede or prevent a change of control of the Company. As a result, potential acquirers may be discouraged from seeking to acquire control of the Company through the purchase of Class A Common Stock, which could have a depressive effect on the price of our securities. See "Principal Shareholders" and "Description of Securities."

Arbitrary Determination of Warrant Exercise Price and Terms. The exercise prices and other terms of the Warrants and Options have been determined by negotiation between us and the Selling Securityholders (at differing times) and are not necessarily related to our current asset value, net worth or results of operations. See "Offering by Selling Securityholders."

Disclosures Relating to Low Priced Stocks; Possible Restrictions on Resales of Low Priced Stocks and on Broker-Dealer Sales; Possible Adverse Effect of "Penny Stock" Rules on Liquidity for the Company's Securities. Because our securities were delisted from the National Association of Securities Dealers Automated Quotation system ("Nasdaq") and the Pacific Stock Exchange ("PSE"), they are subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional "accredited investors." For transactions covered by this Rule, a broker/dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. Consequently, this Rule may affect the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this offering to sell any of the securities acquired hereby in the secondary market.

The Commission has adopted regulations which generally define a "penny stock" to be any non-stock exchange listed or non-Nasdaq equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction by broker-dealers involving a penny stock (unless exempt), the rules require delivery, prior to a transaction in a penny stock, of a risk disclosure document relating to the penny stock market. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in an account and information on the limited market in penny stocks. These restrictions and requirements may limit the liquidity or willingness of a broker to make a market in the Shares.

Possible Volatility of Share Price The stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of the shares of our Common Stock. We believe that factors such as (a) announcements of developments related to our business, (b) fluctuations in our results of operations, (c) sales of substantial amounts of our securities into the marketplace, and (d) general economic and financial market conditions, could cause the price of our securities to fluctuate, perhaps substantially.

Current Prospectus and State Registration Required to Exercise Warrants. Selling Securityholders will only be able to exercise their Warrants or Options if: (a) a current prospectus under the Securities Act relating to the securities underlying the Warrants is then in effect and (b) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants and Options reside. Although we have undertaken to use our best efforts to maintain the effectiveness of a current prospectus covering the securities underlying the Selling Securityholders' Warrants and Options, there can be no assurance that we will be able to do so. The Selling Securityholders' ability or willingness to exercise their Warrants or Options may be greatly reduced if a current prospectus, covering the securities issuable upon the exercise of the Warrants or Options, is not kept effective or if such securities are not qualified, or exempt from qualification, in the states in which the holders of Warrants or Options reside. See "Description of Securities--Redeemable Warrants."

Possible Depressive Effect on Price of Securities of Future Sales of Common Stock and Exercise of Registration Rights. The sale or other disposition of all of the currently outstanding shares of Class B Common Stock (and the Class A Common Stock underlying such shares) is restricted by the Securities Act. In the future, these shares may only be sold in compliance with Rule 144 promulgated under the Securities Act or other exemption from registration thereunder unless such sale is registered. For a description of the conditions under which shares may be sold pursuant to Rule 144, see "Shares Eligible for Future Sale." Actual sales or the prospect of sales of such shares of Class B Common Stock under Rule 144 or otherwise in the future may depress the prices of the Company's securities or any market that may develop, and also make it difficult to sell the Company's securities purchased by investors under this Prospectus.

The Selling Securityholders have been granted registration rights with respect to all shares purchased upon exercise of their Warrants and Options. We have registered on behalf of the Selling Securityholders an aggregate of 7,653,254 shares of Selling Securityholders' Class A Common Stock. The sale, or availability for sale, of substantial amounts of Class A Common Stock or shares of Class A Common Stock underlying the Selling Securityholders' Warrants and Options issuable upon exercise in the public market after this offering could adversely affect the prevailing market prices of the Company's securities and could impair our ability to raise additional capital through the sale of our equity securities. See "Description of Securities," "Shares Eligible for Future Sale," and "Offering by Selling Securityholders."

No Dividends Anticipated. We have never paid any cash dividends on our Common Stock and we do not anticipate the payment of cash dividends in the foreseeable future. See "Dividend Policy." In addition, before we pay any cash dividend on our Common Stock, we must pay a cumulative $0.20 per share per annum cash dividend on our Series A Preferred Stock, when declared by the Board of Directors.

USE OF PROCEEDS

Selling Securityholders are not obligated to exercise their Warrants or Options and they might not choose to exercise all or part of their Warrants and Options. The then current market value of the publicly traded Class A Common Stock might not make it economically feasible for the Selling Securityholders to exercise their Warrants and Option. In the event that all of the Selling Securityholders' 1,986,109 outstanding Warrants and Options are exercised, the net proceeds to the Company would be $2,262,846, before deducting expenses of registering and maintaining this offering.

We intend to use the net proceeds received upon the exercise of the Selling Securityholders' Warrants and Options, if any, for our general corporate purposes and working capital to support anticipated growth, including research and development programs.

PRICE RANGE OF CLASS A COMMON STOCK

Our IPO Units, Class A Common Stock, Class A Warrants and Class B Warrants were quoted on Nasdaq Small Cap Market from March 23, 1995 until August 15, 1997 and our Class A Common Stock is now quoted on the OTC Bulletin Board (under the symbol SPGNA.OB). Our securities were delisted from the Nasdaq Small Cap Market because we failed to meet total asset and minimum share price requirements for continued listing. The high and low bid prices for the Class A Common Stock as reported by OTC Bulletin Board are indicated below. Such prices are interdealer prices without markups, markdowns or commissions, and may not necessarily represent actual transactions. On March 23, 2000, the Class A and Class B Warrants (under symbols SPGNW and SPGNZ) expired.

	Class A Common Stock
	Low	High
1998
First Quarter	$1.13	$1.94
Second Quarter	0.88	2.00
Third Quarter	0.38	0.88
Fourth Quarter	0.25	0.62
1999
First Quarter	$ .56	$0.94
Second Quarter	.56	0.81
Third Quarter	.56	0.69
Fourth Quarter	0.50	0.88
2000
First Quarter	$0.56	$3.44
Second Quarter	0.75	2.00

As of September 11 , 2000, the last sale price as reported on the OTC Bulletin Board for the Class A Common Stock was $0.78125.

There are no public markets for Class B or Class E Common Stock or Series A Preferred Stock; and Class E common is not transferrable. Beginning on March 31, 2000, Class E Common Stock became subject to mandatory redemption at $0.01 per share and were no longer outstanding as of June 15, 2000.

As of September 11 , 2000, there were 75 record holders of Class A Common Stock, and 49 record holders of Class B Common Stock. The majority of the outstanding shares of Class A Common Stock are held of record by nominee holders on behalf of a number of ultimate beneficial owners which the Company has been informed exceeds 500.

CAPITALIZATION

The following table sets forth the capitalization of the Company (a) at June 30, 2000, and (b) as adjusted to reflect the exercise of all of the 1,986,109 Warrants and Options. This table should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus.

	June 30, 2000
	Actual	As Adjusted (1)(3)
Series A Preferred Stock, 5,000,000 shares of Preferred Stock authorized, 1,000,000 shares of Series A Preferred Stock authorized and 175,439 shares issued and outstanding	$ 500,000	$ 500,000
Shareholders' equity:
Class A Common Stock, no par value 20,000,000 shares authorized, and 7,795,731 shares issued and outstanding; 9,781,840 shares outstanding as adjusted (2)	12,451,032	14,713,878
Class B Common Stock, no par value: 2,600,000 shares authorized, 701,177 shares issued and outstanding	4,065,618	4,065,618
Additional Paid-in Capital	323,750	323,750
Accumulated deficit	(16,522,966)	(16,522,966)
Total shareholders' equity	317,434	2,580,280
Total Capitalization	$ 817,434	$ 3,080,280

(1) As adjusted to give effect to the exercise of all 1,986,109 outstanding Warrants and Options of Selling Securityholders. See "Use of Proceeds."

(2) See "Description of Securities" for a description of the relative rights of the classes of Common Stock.

(3) Does not include: (a) 175,439 shares of Class A Common Stock issuable upon conversion of Series A Preferred Stock; or (b) 1,468,361 shares of Class A Common Stock issuable upon the exercise of options granted or reserved for issuance See "Plan of Distribution," "Offering by Selling Securityholders" and "Management--Stock Option Plan."

DIVIDEND POLICY

We have never paid any cash dividends on our Common Stock. California law provides that a corporation may pay dividends or other form of distribution to its shareholders only if the amount of the retained earnings of the corporation immediately prior thereto equals or exceeds the amount of the proposed distribution; provided, in the event sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if, after giving effect to the distribution, it meets two conditions, which generally stated are as follows: (a) the corporation's assets must equal at least 125% of its liabilities; and (b) the corporation's current assets must equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 125% of its current liabilities.

We currently have had net accumulated deficits in prior years and could not pay dividends or make other distributions to shareholders in those years. If we are able to maintain and accumulate sufficient retained earnings, the payment of dividends or other distributions, if any, in the future would be within the discretion of our Board of Directors and will depend on our earnings, if any, our capital requirements and financial condition and other relevant factors. The Board of Directors does not intend to declare any cash or other dividends in the foreseeable future, but instead intends to retain earnings, if any, for use in our business operations.

As of the date of this Prospectus, we had 175,439 Shares of Series A Cumulative Preferred Stock outstanding. The preferred stock provides for a cumulative $0.20 annual dividend and a liquidation preference. The dividend is payable from time to time at the election of the Board of Directors subject to our retaining sufficient earnings and profits. No dividends may be paid on Common Stock until all accumulated dividends are paid on the Series A Preferred Stock. The Series A Preferred stock is convertible into Class A Common Shares on or before September 30, 2000 at the conversion rate of $2.86 per share.

SELECTED FINANCIAL DATA

We have set forth in the following table selected financial information for each of the years in the five year period ended December 31, 1999 which has been derived from our audited financial statements. You should read the selected financial data in conjunction with the financial statements of the Company and related notes thereto, included elsewhere herein.

Selected Financial Data

	Year Ended December 31
Statements of Operations	1999	1998	1997	1996	1995
Revenues	$1,689,932	$1,987,086	$1,619,623	$1,002,562	$1,046,256
Net Loss	$(977,617)	$(1,206,340)	$(1,648,514)	$(3,579,049)	$(2,912,857)
Net Loss Per Share	$(0.19)	$(0.41)	$(0.58)	$(1.25)	$(1.25)

Weighted average number of shares outstanding	5,017,176	2,935,679	2,856,431	2,856,431	2,332,283

	December 31,
Balance Sheets	1999	1998	1997	1996	1995
Total Assets	$1,205,518	$1,320,829	$1,393,036	$1,407,425	$5,086,806
Total Liabilities	$1,905,750	$2,037,205	$1,898,743	$375,318	$490,012
Shareholders' Equity (Deficit)	$(700,232)	$(716,376)	$(505,707)	$1,032,107	$4,596,794

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We have included the following table as an aid to understanding our operating results. The table sets forth the percentages which each item bears to revenues and the percentage change in dollar amounts from period to period.

	Percentage Relationship to Revenues				Year to Year Percentage Increase (Decrease)
	Year Ended		Six Months Ended		Year Ended		Six Months Ended
	December 31		June 30		December 31		June 30
Account Name	1999	1998	2000	1999	1999	1998	2000	1999
Revenues	100%	100%	100%	100%	(15)%	23%	(18)%	5%
Cost and Expenses
Cost of goods sold	51%	46%	61%	59%	5%	3%	(16)%	(2)%
Selling, general and administrative	70%	61%	105%	55%	(4)%	(19)%	54%	(19)%
Research and development	35%	38%	46%	33%	(21)%	(12)%	16%	(29)%
Total costs and expenses	156%	145%	212%	147%	(9)%	(11)%	17%	(14)%
Loss from operations	(56)%	(45)%	(112)%	(47)%	(1)%	(45)%	93%	(38)%
Interest income and other, net	(1)%	(15)%	(0)%	(2)%	(92)%	2939%	(79)%	(84)%
Net loss	(57)%	(60)%	(112)%	(49)%	(19)%	(27)%	(86)%	(45)%

Results of Operations

First six months of 2000 compared to first six months of 1999.

Our net sales decreased by $164,000 or 19% from $884,000 in the first six months of 1999 to $720,000 for the comparable period in 2000. There were no sales from the food/dairy sector in the first half of 2000. In 1999, the food/dairy sector had revenues of $234,000.

Our gross profit decreased by $77,000 or 21% from $361,000 in the first half of 1999 to $284,000 for the comparable period in 2000. The decrease in gross profit was due to lower sales. As a percentage of sales gross profit decreased by 2% from 41% in the first half of 1999 to 39% for the same period in 2000. The decrease of 2% was due to the higher discount given to overseas distributors in the first half of 2000.

Our selling, general and administrative expenses increased by $266,000 from $490,000 in the first six months 1999 to $756,000 for the comparable period in 2000. The increase was primarily due additional financing, registration, advertising and public relation expenses and a non-cash stock compensation charge of $161,000. We were required to record compensation expense related to stock option re-measurement and milestone attainment of $106,000 and $55,000 in compensation expense for the issuance of common stock to a consultant.

Our research and development expenses increased by $45,000 from $288,000 in the first six months of 1999 to $333,000 in the first six months of 2000. The increase was due to increases in engineering costs to enhance and upgrade the QuantaSep product line, partially offset by reductions in expenses related to completed projects.

Net loss increased by 86% from $434,000 in the first six months of 1999 to $809,000 for the comparable period in 2000. The increase in loss is due to lower revenue and higher department expenses and stock compensation expense as described above.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

On August 6, 1999, we announced the beginning of commercial production utilizing our patented Sepralac process at Anchor Products, Ltd. of New Zealand. The commercial facility commissioned by Anchor Products, Ltd. ("Anchor") has the capacity to extract several hundred kilograms of purified proteins from several hundred thousand liters of cheese whey each day. On September 21, 1999, we commissioned a production installation at Carbery Milk Products ("Carbery"). The initial focus of the Carbery installation is to produce alphalactabumin for infant formula. We also signed an evaluation agreement for our Sepraflavone (TM) process with a major supplier of soy products. Although these developments contributed to revenues in 1999, potentially sustaining income in the form of royalties and additional sales is expected in 2000 and 2001. Until then, we believe our major revenue source will continue to be from "biotech" sales which are cyclical and uneven due to the low volume.

We expect overall revenues in 2000 to be measurably higher than during the previous year as a result of growth in revenues from biotech sales as well as contributions from the food and dairy sector. Additionally, we expect to see a reduction in the Research and Development expenses related to the development of Sepralac and Sepradebitt processes. As of June 18, 2000, we had a backlog of orders of $500,000.

Our net loss decreased by $228,000 or 19% from $1,206,000 in 1998 to $978,000 in 1999. The decrease was primarily from reduced expenses partially offset by lower sales as described below.

In 1999, our net sales decreased by $297,000 or 15% from $1,987,000 in 1998 to $1,690,000 in 1999. This is attributable to the absence of license fees paid by Anchor and Carberry in 1998. The 1999 sales to the biotechnology sector remained essentially the same as the prior year, while revenue from license and evaluation was 47% of what it was in 1998. Our ability to ship and manufacture was adversely affected by our cash shortage during 1999. The recent infusion of capital in the form of cash investment in the fourth quarter of 1999 should reduce some of the problems in due course.

Our gross profit decreased by $250,000 or 23% from $1,072,000 in 1998 to $822,000 in 1999. As a percentage of sales, gross margin decreased from 54% in 1998 to 49% in 1999. The decrease in gross margin was attributable to the higher license and evaluation fees that were received in 1998 that do not have cost of goods associated with it.

Our selling, general and administrative expense decreased by $44,000 from $1,219,000 in 1998 to $1,175,000 due to the measures undertaken by the Company to cut costs and conserve cash.

Our research and development expenses decreased by $156,000 from $756,000 in 1998 to $600,000 in 1999 due to reduction in some overhead associated with the research and development department and the completion of certain research projects.

Our interest expense decreased by $279,000 from $303,000 in 1998 to $24,000 in 1999. In 1998, we recognized $70,000 of amortization of debt issuance costs, $92,000 amortization of the fair value of warrants issued and $131,000 interest expense related to the bridge loans and notes payable. In 1999, we recognized $24,000 of interest expense related to notes payable.

For the years ended December 31, 1999 and 1998, sales of our products to foreign markets accounted for approximately 61% and 57%, respectively, of our sales. Foreign sales expose us to certain risks, including the difficulty and expense of maintaining foreign sales distribution channels, barriers to trade, potential fluctuations in foreign currency exchange rates, political and economic instability, availability of suitable export financing, accounts receivable collections, tariff regulations, foreign taxes, export licensing requirements and other United States and foreign regulations that may apply to the export of our products. In addition, we may experience difficulties in providing prompt and cost-effective service of our products in foreign countries. We do not carry insurance against such risks. The occurrence of any one or more of these events may individually or in the aggregate have a material adverse effect upon the Company's business, operations and financial condition. We attempt to mitigate risks applicable to foreign sales by effecting foreign sales through established independent distributors with greater experience and resources for dealing with foreign customers and foreign trade issues, and by denominating all sales contracts in U.S. dollars, thereby minimizing risks from foreign currency exchange fluctuations.

Inflation

We believe that the impact of inflation on our operations since our inception has not been material.

Volatility of Sales

In the last several years, we have experienced a relative increase in customer equipment orders in the third and fourth quarters and a relative decrease in orders in the first and second quarters. We believe this fluctuation relates to capital appropriations and spending cycles in the biopharmaceutical business.

Liquidity and Capital Resources

Second Quarter 2000. We used cash of $995,000 and $285,000 for operations during the first six months of 2000 and 1999, respectively. Cash used in operations in the first six months of 2000 was the result of the net loss incurred for the six months of $809,000 offset by non-cash expense of $225,000, the net change in operating assets and liabilities resulting in use of cash of $411,000. Cash used in operations in the first six months of 1999 was the result of net loss incurred for the six months of 1999 of $434,000, offset by non-cash expenses of $120,000, and the net change in operating assets and liabilities resulting in source of cash of $430,000.

Financing activities provided cash of $1,334,000 and $305,000 during the first six months of 2000 and 1999, respectively. The cash provided in the first six months of 2000 was due to proceeds from issuance of common stock of $1,384,000 partially offset by $250,000 retirement of notes payable. The cash provided in the first six months of 1999 resulted from issuance of notes payable of $304,000.

1999 Year End. We used cash in operations of $729,000 and $798,000 during the years ended December 31, 1999 and 1998, respectively. Cash used in operations in 1999 was the result of the net loss incurred for the year of $978,000, offset by net non-cash expenses of $115,000, and the net change in operating assets and liabilities resulting in a source of cash of $134,000. Cash used in 1998 was the result of net loss incurred for the year of $1,206,000, offset by net non-cash expenses of $289,000, and the net change in operating assets and liabilities resulting in source of cash of $119,000.

Financing activities provided cash $1,060,000 and $795,000 during the years ended December 31, 1999 and 1998, respectively. The cash provided in 1999 resulted from the $870,000 issuance of common stock, $260,000 in debt financing, offset by reduction in debt of $70,000. The cash provided in 1998 resulted from the $300,000 issuance of common stock and $500,000 issuance of preferred stock, $705,000 in debt financing, offset by reduction in debt of $710,000.

At June 30, 2000, we had cash and cash equivalents of $480,000 as compared with $358,000 on December 31, 1999. At June 30, 2000, we had a working capital of $702,000, as compared to a working capital deficit of $261,000 at December 31, 1999. The increase in cash was due to the successfully completed round of financing that raised net proceeds of $2,234,000.

With the availability of working capital and reduction of outstanding debt, we are planning to add to our infrastructure and support capabilities that we believe will result in additional revenues in the foreseeable future. However, no assurance can be made that our plans will be successful.

Our working capital must increase significantly to fund the level of manufacturing and marketing required to meet any growth in demand for our products from the dairy, food and beverage, pharmaceutical and biotechnology industries during the next two years. Moreover, we require additional funds to extend the use of our technology to new applications within the pharmaceutical and biotechnology industries as well as to application within the food and dairy industries and to attract the interest of strategic partners in one or more of these markets.

Since our initial public offering, we have funded our working capital requirements substantially from the net cash proceeds from the IPO and private placements of securities. Prior to the IPO, we had funded our activities primarily through sales of our Superflo columns and the QuantaSep systems, loans from our principal shareholders, and private placements of securities.

Our financing requirements may vary materially from those now planned because of changes in the focus and direction of research and development programs, relationships with strategic partners, competitive advances, technological change, changes in our marketing and other factors, many of which will be beyond our control. Based on our current operating plan, we believe that we will only be able to fund our operations through March 31, 2001. Accordingly, we must either turn profitable or obtain additional funds to support our operations.

In August 1998, we announced the signing of a license agreement with Anchor Products. Under this agreement, Anchor Products will have exclusive manufacturing rights to the Sepralac Process in Australia and New Zealand and non-exclusive world wide marketing rights to products produced by the Sepralac process. In return, we have received $700,000 out of total of about $1 million from Anchor Products, comprised of a license fee of $200,000 and an equity investment of $500,000 for the purchase of 175,439 shares of redeemable cumulative preferred stock.

On October 15, 1998, we announced a licensing agreement for the Sepralac process with Carbery Milk Products of Ballineen, County Cork, Ireland. Under the agreement, Carbery will have manufacturing and marketing rights to certain products produced from the Sepralac Process. In return, we will receive a license fee of $350,000 of which $200,000 was received in 1998 and the balance is payable over three years at $50,000 per year.

We currently have no credit facility with a bank or other financial institution. Further, our stock is traded over-the-counter and as such there is limited liquidity in our stock which makes financing difficult. We are seeking to enter into strategic alliances with corporate partners in the industries comprising our primary target markets (biopharmaceutical, food, dairy and juice). Our ability to further develop and market our Sepralac(TM) Process for whey separation and other potential food and juice products and processes will be substantially dependent upon our ability to negotiate partnerships, joint ventures or alliances with established companies in each market. In particular, we will be reliant on such joint venture partners or allied companies for both market introduction, operational assistance and financial assistance. We believe that development, manufacturing and market introduction of products in these industries will cost millions of dollars and require operational capabilities in excess of those currently available to us. No assurance can be given, however, that the terms of any additional alliances will be successfully negotiated or that such alliance will be successful in generating the revenue required to make us profitable.

BUSINESS

Company History

We were incorporated as a California corporation in 1985. Since 1986, we have operated as the developer, manufacturer, assembler and distributor of products employing radial flow chromatography ("RFC") technology.

We develop and market technology, equipment and resins to extract and purify biopharmaceuticals, nutritional and beverage products. Our products are based on RFC technology which we believe enables the purification of greater quantities of product more efficiently than with conventional chromatography along with providing a measurable economic advantage.

Within the past four years, we have developed specific applications of our separations technology for the food and beverage industry. The Sepralac(TM) process isolates high value proteins from relatively low-value whey, a liquid byproduct of cheese production. Whey currently sells for approximately 50 cents a kilogram and is typically dried and processed into saleable products for human consumption or for animal feed. Our management believes isolated proteins in the whey can be utilized in infant formula and other products for their nutritional, functional and, in some cases, pharmaceutical value. We believe these proteins can be used to manufacture a human infant formula that more closely resembles the protein composition of mothers' milk and protein-based fat or egg white substitute. Individual components within the whey are valued at over $400 per kilogram.

In addition, we are developing other applications to produce high purity flavor and nutritional products. In particular, we have developed a process for isolating isoflavones from soy.

We have successfully demonstrated in the lab a process called Sepradebitt(TM) to debitter citrus juice. We have begun to introduce the concept to juice processors for their evaluation.

Our ability to develop and market our Sepralac(TM) process for whey separation and other potential food products and processes will be substantially dependent upon our ability to negotiate partnerships, joint ventures or alliances with established companies in each market. In particular, we will be reliant on such joint venture partners or allied companies for both market introduction, operational assistance and financial assistance. We believe that development, manufacturing and market introduction of products in these industries, will cost millions of dollars and require operational capabilities in excess of those currently available to us. The terms of any such alliance might not be successfully negotiated and any such alliance might not be successful.

Chromatography Overview

The two principal methods for separation of components from liquids are filtration and chromatography. Filtration is a physical separations technique which principally utilizes microporous membranes to remove specifically-sized particles. Microporous membranes are thin, film-like materials with millions of uniform microscopic holes. Filtration occurs because molecules smaller than the pores pass through the membrane while larger molecules are restrained. Filtration's specificity is based on the size of the molecule and is therefore less exacting since many different types of molecules may be small enough to pass through the pores resulting in an impure product.

In contrast, chromatography is a chemical separations technology which results in higher purity separation than physical separation technologies such as filtration. Chromatography is performed in tubular columns containing chemically coated porous beads (separations media). A liquid mixture containing the target molecules is pumped through the separations media to a collection channel at the bottom of the column. As the mixture flows through the column, only the target molecules bind to the surface of the separations media. Because the binding is chemical and not based on size, the resulting purity of the end product is high.

Conventional axial flow chromatography is a process where the liquid mixture is pumped vertically through the column. As axial flow chromatography processes are increased in scale from laboratory quantities to clinical and commercial production quantities, the capacity of the chromatography column must be increased. The capacity can be increased in one of three ways: (a) the height of the column can be increased, which increases the back pressure required to pump the fluid through the column and lowers the productivity; (b) the diameter of the column can be increased which results in inefficient separation; or (c) the number of columns can be increased which increases the capital and operating costs.

We developed our RFC technology as a means of solving the scale-up problems associated with axial flow chromatography. In RFC, the flow of the liquid is perpendicular rather than parallel to the axis of the column. We believe radial flow technology offers higher volumetric productivity and several other technical, economic and safety-related advantages over axial flow chromatography. RFC permits the production volume to be increased without any significant impairment to the quality of purification and without the use of high hydrostatic pressure. Typically, axial flow chromatography on a large scale is run at flow rates of between 5 to 15 column volumes per hour. The flow rates typically decrease as the column volume increases. RFC is routinely run at between 20 to 75 column volumes per hour depending on the application. As a result, greater quantities of purified molecules can be produced more efficiently than with axial flow chromatography, and the process makes more efficient use of the separations media. We believe this feature gives RFC a measurable economic advantage over axial flow chromatography. While still significant at lower volumes, the importance of these advantages increases as the volume of the molecules to be processed increases (or "scaled up") to metric ton or kiloliter quantities and as the per unit cost of processing such molecules grows relative to the selling price of the compounds.

Strategy

We have undertaken to reposition the Company strategically in the five years since our 1995 initial public offering. Our original strategy was to sell RFC equipment and instrumentation primarily to the "scale-up end" of the rapidly growing biopharmaceutical marketplace while researching applications in the food and dairy markets. We and our competitors discovered that while there has been tremendous growth in the biotechnology industry, most of it has been at the research and development levels and has not made a sizable impact on the manufacturing end of the business. Accordingly, our sales of commercial scale equipment have been significantly less than we anticipated. We believe that while long-term growth prospects in this market are good, we must complement these prospects with opportunities that do not have long FDA approval hurdles. In the past three years, we have developed Sepralac(TM) to extract higher value proteins from dairy whey and Sepradebitt(TM) to debitter and de-acidify grapefruit and orange juice. Our intended business model for these proprietary processes included royalties and licensing fees, in addition to equipment revenues. We have licensed the Sepralac(TM) process to Anchor Products of New Zealand and Carbery Milk Products of Ballineen, Ireland and have recently begun to receive royalties under such licenses. While the Sepradebitt Process has been evaluated by certain institutions, no agreements as of this date have been reached with any producers and no assurance can be given that the commercialization of the Sepradebitt(TM) processes will provide significant revenues to us. Our current focus is to pursue agreements for the dairy and juice applications with other companies following this model, while developing newer applications for the long term.

Biopharmaceutical Industry

The biopharmaceutical market encompasses biological drugs derived from natural sources ranging from human plasma, plant and tissue extracts to those derived from genetically engineered microorganisms. Chromatography, because of its ability to specifically isolate the desired molecules, is used extensively in the biopharmaceutical industry to purify and isolate biological drugs.

Before a biopharmaceutical product can be sold commercially, it must be approved by the Food and Drug Administration (the "FDA") which can take approximately seven to ten years. The FDA approval process requires a number of well-defined phases. At each phase, more of the biopharmaceutical product is required to be produced. In the discovery phase of the process, scientists isolate and identify a biomolecule candidate with potential therapeutic applications. They must also develop an effective means of isolating small quantities of the target molecule for testing from cell culture fluid in which genetically engineered cells are grown.

After the therapeutic potential of a biomolecule has been established, clinical trials are conducted to evaluate the safety and efficacy of the biopharmaceutical in humans. A manufacturing process is developed to produce increasing amounts of the pure biopharmaceutical as the product passes through FDA approval and through each phase of clinical testing and into commercial manufacture.

As the biopharmaceutical product moves through the FDA approval process, it becomes increasingly less likely that the manufacturer will change either the manufacturing equipment or process. This is because the onus is on the manufacturer to prove that the changes have not affected the process or the product. This can often be a time consuming and expensive diversion. Accordingly, it is critical that we sell our products to manufacturers for use in both laboratory-scale and pilot-scale development of biopharmaceutical products so that our radial flow columns and systems are part of a newly approved drug manufacturing process.

Food and Beverage Industry

We believe our RFC technology can be used to develop a broad range of high volume processes in the food and beverage industry. RFC allows the production of substantially pure compositions of molecules that have nutritional or other value and the removal of substances from various foods and beverages that have been identified as harmful or that adversely affect flavor or other qualities. In many cases, processes for separating and purifying or removing these molecules are either not currently available or require relatively high levels of capital investment and ongoing operating expenses.

Separating the Components of Whey.

We have developed a process called Sepralac(TM) for separating and purifying the components of whey, a by-product of cheese production. The whey is the liquid part of the milk remaining after the curds used for the cheese have formed and been separated. A substantial portion of the liquid whey is dried and processed into salable products for human consumption or as animal feed. The remainder of the whey is disposed of as waste.

Whey is comprised of several different components which in their pure form have nutritional, functional and, in some cases, pharmaceutical value. Whey sells for approximately 50 cents a kilogram, but individual components within the whey are valued at over $400 per kilogram. Conventional processing technologies do not allow for economic separation and purification of each of the components of the whey. As a result, whey is used currently in dry form in whey protein concentrate ("WPC") and whey protein isolate ("WPI"). WPI is a recent product introduction indicating an industry trend towards higher value, higher purity and higher protein content products. WPC and WPI are used in infant formula, foods, soups, beverages and confectionery and bakery products for their nutritional and functional properties including emulsification, foaming and gelling. These properties can be improved if certain protein components are either isolated in a pure form or removed, depending on certain factors. For example, fat contained in WPC reduces foamability which is a desired property in ice creams, shakes and bakery products.

Using our Sepralac(TM) process, we believe individual whey components can be separated more economically. We believe the isolated components can be used in a variety of applications to produce improved end products or entirely new products. Commercial applications for whey proteins isolated using the Company's Sepralac(TM) process might not be found, and such proteins might not be sold at prices in excess of the costs of development.

Humanized Infant Formula. Commercial infant formula is made from WPC and WPI which is fortified with vitamins and minerals. Compared to human milk, the protein composition of this formula contains certain undesirable components while other desirable components are present in very small quantities. We believe that having access to certain protein components that can be separated using the Sepralac(TM) process will give infant formula manufacturers the ability to produce infant formula that more closely resembles the protein composition of human milk.

Other Whey Applications. Having the ability to separate the individual proteins in the whey potentially creates additional applications for those proteins. Certain protein components could be added to sports drinks to improve nutritional value without "curdling" or "precipitating." Certain protein components could replace egg whites since they provide better whippability and gelation characteristics. Additional applications for protein components include geriatric products where a specialized nutritional profile is desired, meat products where enhanced binding is required and ice creams and shakes where increased whippability is desired.

Debittering Citrus Juice.

We have successfully demonstrated a process called Sepradebitt(TM) to debitter and deacidify citrus juice. A patent was issued in 1998. In 1999, we began to introduce the process to juice processors for their evaluation. No revenues have been generated from sales of such processes to date. Orange processing in both California and Florida results in unsqueezed juice that is too bitter to use. If processors could use all of the juice in the orange, not just that obtained in the first squeeze, their economics would improve. Additionally, oranges grown in California go through a period of months when they are too bitter to be processed into juice. Similarly, the bitterness of grapefruit juice prevents its use as an ingredient in mixed juice production. Debittering grapefruit juice may extend its usage to new applications. We have only recently begun to introduce the process to juice processors for their evaluation and no revenues have been generated from the sale or license of this process to date.

Soy Isoflavone Isolation

We have developed a proprietary RFC based process to purify isoflavones from a soy based raw material. We have named this process "Sepraflavone" and believe that soy isoflavones are desirable as health enhancing dietary supplements. Our research indicates that our process will enable a manufacturer to make purer product with consistent quality. However, we might not be successful in commercially developing the Sepraflavone process.

Other Food Applications.

Other food applications at an early stage of development are the removal of certain flavors from beverages such as wine and sake, improved sugar refining, the recovery of flavor extracts from natural products and the isolation of nutritional proteins from eggs.

Necessity of Alliances and Partnerships

Our ability to develop and market our Sepralac(TM) process for whey separation and other potential food products and processes will be substantially dependent upon our ability to negotiate partnerships, joint ventures or strategic alliances with established companies in each market. We will be reliant on such joint venture partners or allied companies for both market introduction, operational assistance and financial assistance. We believe that development, manufacturing and market introduction of products in these industries will cost millions of dollars and require operational capabilities in excess of those currently available to the Company. While we continue to have discussions with a number of different companies, particularly those interested in our Sepralac(TM) process, and while we have established two strategic alliances in the dairy industry, we might be able to do so in the future and such partnership, joint venture or strategic alliance might not be successful.

Columns, Systems and Resins

We are attempting to develop complete processes for food markets. However, for the biopharmaceutical market, our current product offering includes the "tools" needed to develop a process: workstations for control automation and monitoring the separation processes; resins and other chromatography media; and processes using RFC technology. We currently market our Superflo(R) RFC columns and QuantaSep(R) computer controlled system.

Superflo RFC Columns. We began marketing laboratory-scale RFC columns in 1987 and have installed over a hundred columns. Superflo(R) columns are now available in laboratory-scale, pilot-scale and commercial-scale configurations, from 50 milliliters to 350 liters in volume. We believe the linear scalability of Superflo(R) columns from laboratory-scale research and development work through commercial-scale processing and manufacture operations is particularly important to pharmaceutical and biotechnology companies seeking to minimize the expense and time required for commercializing newly discovered drugs. Of equal importance is the ability of Superflo(R) columns to be run in commercial-scale settings at relatively high fluid flow rates and relatively low hydrostatic pressures. In addition, Superflo(R) columns can be used with many different types of separations media currently available for liquid chromatography applications, such as ion exchange, affinity, hydrophobic, reverse phase and other types of absorption/desorption reactions. Superflo(R) columns can be run manually, on our QuantaSep(R) system (discussed below) or on other chromatography systems.

Superflo(R) columns are available in both stainless steel and high-grade plastic and are designed to comply with the FDA's standards for Good Laboratory Practices ("GLP") and Good Manufacturing Practice ("GMP") for the manufacture of pharmaceuticals and therapeutic drugs. The prices of Superflo(R) columns vary according to material type and size. Prices range from $500 for laboratory models to more than $100,000 for larger models.

QuantaSep Computer-Controlled Liquid Chromatography Systems. We sell QuantaSep(R) computer-controlled chromatography workstations. These systems consist of hardware and electronics, software, pumps, tubing, fittings, sensors, detectors and related equipment. They are capable of controlling the flow of multiple liquid inputs through an array of up to three chromatography columns and several process monitoring instruments. The QuantaSep(R) systems allow the benefit of computer controlled chemical process design and processing to be applied to liquid chromatography.

Process development, particularly in the biopharmaceutical industry, has traditionally required long periods to test alternative separation and purification processes. In addition, the problems of converting laboratory-scale processes to operate at a commercial scale require continual revision to the processes. The QuantaSep(R) enables a user to automatically perform these tasks. The QuantaSep benchtop liquid chromatography systems are designed to work with the high flow rates provided by radial flow columns as well as with the precision needed by new higher performance chromatography media.

The QuantaSep can be used with columns providing flow rates from 100 milliliters per minute to 1,800 milliliters per minute. The current version of the QuantaSep system is designed to facilitate the development, optimization and scale-up of multi-step chromatography protocols for many different types of target biomolecules and to operate under the FDA's GLP and GMP drug development and manufacturing environments. We have further developed our QuantaSep technology for application to commercial-scale processing operations.

The QuantaSep system is available in several configurations and can be used with axial flow as well as radial flow columns. The price of the current QuantaSep 1000 version of the QuantaSep system ranges from $65,000 to $100,000, depending on the various features, sizes and options ordered.

QuantaSep 5000. We previously developed a custom large scale QuantaSep capable of delivering flow rates of up to 40 liters/minute. This technology is now being standardized in a QuantaSep 5000 product capable of delivering 5 liters/minute. This machine can be used to automate and control manufacturing processes in the biopharmaceutical industry or for pilot scale evaluations in food applications. It brings all the process features of the QuantaSep(R) to large scale use.

Version 3.x Software. In 1999, we developed a new software package for the QuantaSep system to address evolving needs for the use of RFC technology in larger manufacturing processes in biopharmaceutical and food applications. This "Windows NT" based software allows a user to continuously monitor the RFC process on a more stable platform. It operates in a highly intuitive manual mode as well as an automated mode. Remote control via the Internet is also available.

SepraSorb Media. Based in part upon the technology acquired in its purchase in June 1994 of certain assets of BPS Separations, a U.K. company, that went into receivership, we have developed consumable resin and media products for chromatography columns. The SepraSorb(TM) media is based on a "sponge" as opposed to a "bead" configuration. This configuration has several significant advantages over conventional resins for "front-end" (pre-chromatography) separations of crude biological material. In a typical chromatographic separation process, cell debris or aggregates are removed from the raw material or feed stream prior to chromatography so as not to foul the chromatography media. This step increases the cost of the operation and reduces yield because of product loss associated with this step. We believe that the unique ability of the SepraSorb(TM) media to handle "dirty streams" without clogging will eliminate various pre-chromatography steps and increase overall yield and productivity of many purification processes. Tests show that SepraSorb(TM) media in radial flow columns combine the advantages of RFC and sponge media technologies and increase overall productivity of the process. In 1999, we commercially introduced SepraSorb(TM) cartridges to the biopharmaceutical market for research and lab use and intends to scale up production in the future. There have been no significant sales of this product to date.

SepraPrep Media. For our dairy and biotech applications, we have developed a beaded, high strength, high flow hydrophilic ion-exchange media "SepraPrep." The material is currently in use in our Sepralac Process. We are currently pursuing FDA approval for this media for use as a secondary food additive.

Customers, Sales and Marketing

We are currently marketing our products to the biotech industry through distributors that are supported by our direct sales and support staff located in Europe, Asia and the U.S. We are dependent on our distributors for revenues and as such, our performance would be materially affected if our distributors cease to sell our products or if their performance is affected.

Manufacturing and Supplies

Our products are produced by third party contract manufacturers. We assemble the products and perform quality control. We intend to continue to enter into additional arrangements with third parties to manufacture the components of our products according to specifications provided by us. For example, we have an agreement with a supplier who is headquartered in India to manufacture certain of our ion-exchange resins. We continue to monitor production at these manufacturing facilities to assure compliance with product specifications. In January 1999, we also entered into an exclusive five year agreement with a vendor to supply column parts and accessories. While these agreements allow us to command more attention from our critical vendors, they also create a "single source" risk if the vendors are unable to meet the quality or delivery needs of our customers. We might be unable to enter into future arrangements, on acceptable terms or at all, for the manufacture of our products by others and any manufacturer might not be able to meet the demand for such products on a timely or cost effective basis.

We currently rely and intend to continue to rely on certain suppliers to provide substantially all of the materials required to produce our products, including, but not limited to, fabricated steel, plastics, wiring, circuitry and computer hardware. We have been and expect to continue to be able to obtain all materials needed for these purposes without any significant interruption or sudden price increase, although there can be no assurance thereof. The raw materials utilized in the manufacture and assembly of our products are readily available from a wide variety of industry sources.

In the future, we may decide to manufacture directly certain of our existing or proposed products. Manufacture of our products will require expensive equipment and experienced personnel. Although certain of our officers have had manufacturing experience with other companies, we have limited manufacturing experience and capabilities. We might not be able to obtain the requisite financing, attract or retain experienced personnel and might be unable to establish a suitable manufacturing facility.

In 1999 approximately 39% of our sales revenues were from sales to customers in the United States and 61% to customers outside the United States. Of our 1999 sales revenues, approximately 79% was attributable to biotech sector sales and 21% to the dairy sector.

Our future growth and profitability in the biopharmaceutical sector will depend, in large part, on the velocity of scale-up activities in this market and in fostering acceptance among our customers of the use of our products, namely Superflo(R) columns, QuantaSep systems and SepraSorb resins. Negotiating joint ventures and alliances in the dairy, food, and beverage industries is expected to drive our growth in those segments. Our success in marketing our products will be substantially dependent on educating our targeted markets as to the distinctive characteristics and benefits of our products and technology. Our efforts or those of our allies might not be successful, and our products might not ever achieve the level of sales necessary for us to operate profitably.

Research and Development

We spent $600,000 and $756,000 on research and development for the years ended December 31, 1999 and 1998, respectively, and $145,000 and $156,000 in the first quarter of 2000 and 1999, respectively. Substantially all of our research and development expenditures to date have related to our QuantaSep systems and Sepralac(TM) and Sepradebitt processes.

We maintain an on-going research and development program that covers the following areas:

(a) improvements and extensions of existing products which exploit our patents to address specific customer needs;

(b) continued development of separation media; and

(c) continued development of commercial-scale liquid chromatography processes based on RFC technology for food and dairy applications.

Patents, Trademarks and Intellectual Property

We consider patent protection of our processes to be important to our business prospects. We currently hold fifteen patents and one allowed patent application in the United States relating to our technologies. In addition, we hold nine patents in various foreign countries.

The first of our patents was issued in 1986 for our radial flow processes and method relating to purification columns. Since then, we have successfully obtained patents for various other technologies. Our patents are issued for the following inventions and have the expiration dates indicated (assuming all required maintenance fees are paid):

U.S. Patent Reg. Nos. 4,627,918 (11/4/05); 4,676,898 (11/4/05); 4,840,730 (11/4/05) and 4,865,729 (11/4/05) cover different horizontal or radial flow chromatography methods and apparatuses.

U.S. Patent Reg. No. 5,462,659 (6/15/13) covering axial flow chromatography columns.

U.S. Patent Reg. No. 4,708,782 (9/15/06) covers a combination horizontal or radial flow chromatography column and electrophoresis apparatus.

U.S. Patent Reg. No. 4,867,947 (9/19/06) covers interface apparatuses for directing the output of a chromatography column to a point of use/detection and/or identification such as a mass spectrometry device

U.S. Patent Reg. No. 4,705,616 (9/15/06) covers a combination electrophoresis/ mass spectrometry probe for performing the two processes of electrophoretic separation of a sample followed by introduction of the separated sample to a mass spectrometry apparatus.

U.S. Patent Reg. No. 4,833,083 (11/04/05) covers a packed bed bioreactor for anchorage or nonanchorage dependent cells, or for immobilized enzymes, that is capable of achieving high cell densities or concentrations of reaction products.

U.S. Patent Reg. No. 5,492,723 (2/20/13) covers a method of producing a cross-linked flexible sponge adsorbent medium.

U.S. Patent Reg. No. 5,597,489 (3/02/15) covers a method for removing contaminants from water.

U.S. Patent Reg. No. 5,690,996 (11/2/12) covers absorbent medium.

U.S. Patent Reg. No. 5,756,680 (1/5/14) covers a method for sequential separation of whey proteins and formulations.

U.S. Patent Reg. No. 5,817,354 (8/22/16) covers a method for removing bitter compounds from citrus juice.

U.S. Patent Reg. No. 6,045,842 (8/22/16) covers a method for high throughput debittering of Limonin.

We intend to continue to pursue patent protection for the various technologies it develops. Our issued patents might not afford protection against a competitor; and any patents issued or licensed to use might be designed around or invalidated. Our pending patent applications might not result in issued patents. In addition, the application of our technology might be challenged as infringing upon patents or proprietary rights of others and might require licenses from third parties that are not available on reasonable terms. Furthermore, there can be no assurance that challenges will not be instituted against the validity or enforceability of any patent owned by us or, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity and prevent infringement can be substantial.

We believe that patents in certain foreign countries are more difficult and expensive than obtaining domestic patents because of differences in patent laws, and recognizes that our patent position therefore may be stronger in the United States than abroad. In addition, the protection provided by foreign patents, once they are obtained, may be weaker than that provided by domestic patents, with the attendant risks of infringement of our patents and loss of market share to infringing competition.

We also rely upon unpatented proprietary technology, and in the future may determine in some cases that our interest would be better served by reliance on trade secrets or confidentiality agreements rather than patents. No assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to such proprietary technology or disclose such technology or that we can meaningfully protect our rights in such unpatented proprietary technology. To the extent that consultants or other third parties apply technological information independently developed by them or by others to our projects, disputes may arise as to the proprietary rights to such information which may not be resolved in our favor.

Our name, helix logo, "S" and Design, Superflo and QuantaSep trademarks are registered on the Principal Register of Trademarks maintained by the U.S. Patent and Trademark Office, and an application to register the mark Sepralac is pending.

Competition

We face significant competition in three principal areas of our business. With respect to our liquid chromatography equipment, resins and systems, competition comes from companies that make liquid chromatography equipment and systems and companies that make separation and purification equipment and systems that compete with liquid chromatography. In the market for liquid chromatography equipment and systems, our major competitors are Amersham, Pharmacia, Millipore Corporation, Koch Filtration Products, PE BioSystems, in-house development by customers' engineering staff, and a number of smaller companies.

With respect to our liquid chromatography processes under development for application in the food and dairy industries, we will face competition from existing producers of whey and other food ingredients who are attempting to develop existing separation technology for fractionating dairy ingredients. Such competitors include overseas companies Danmark Protein, and Immucell Corporation and Davisco International Incorporated in the United States. In addition, we may face competition from companies in the chromatography equipment industry such as PerSeptive Biosystems and Pharmacia to the extent the dairy and food industries begin using chromatography separation processes in the future and from companies providing competing technologies, such as membrane filtration and ion exchange, including Koch filtration Products, Calgon Carbon Corporation, Ionics and Osmonics, Inc., which are currently used in food separation processes.

Employees

As of June 30, 2000, we employed a staff consisting of 16 full-time and two part-time employees and several contractors and consultants. In order to maximize the efficiency of this small staff, most employees serve in various functions as different needs arise. We have not experienced any strikes or work stoppages and consider our relationship with our employees to be satisfactory. Our employees are not covered by any collective bargaining agreement.

We intend to add additional employees on an as needed basis in the areas of research, production, development, marketing, sales and administration. Our future success is substantially dependent on our ability to attract and retain highly competent technical and administrative personnel.

Property

We lease approximately 23,000 square feet of assembly, laboratory and office space in Hayward California and paid annual rent of $94,718 in 1999. Of this space, approximately 13,700 square feet are allocated to manufacturing, approximately 1,700 square feet to our laboratories, and approximately 7,600 square feet to our executive and administrative offices. The term of the lease expires on September 30, 2000. We have started negotiation for the extension of the lease with the landlord.

Legal Proceedings

Neither we nor our officers or directors are parties to any pending legal proceedings involving a matter the outcome of which is expected to have a material adverse effect on our financial position or results of operations.

Available Information

We have filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form SB-2 ("Registration Statement") under the Securities Act of 1933, as amended (the "Act") with respect to the securities offered by this Prospectus. We have omitted certain information contained in the Registration Statement, and attached exhibits and schedules. Please consult the Registration Statement and the attached exhibits and schedules for further information about the Company and the securities offered by this Prospectus. Statements contained in this Prospectus concerning the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional office of the Commission located at 5670 Wilshire Blvd., 11th Floor, Los Angeles, California 90036-3648. Copies of all or any part thereof may be obtained from the Commission upon the payment of the fees prescribed by the Commission, or can be obtained from the Company at 30689 Huntwood Drive, Hayward, CA 94544, 510-476-0650, without charge to each person who receives a prospectus, upon written or request of such person.

We are a reporting company and are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Commission at such address. You may obtain information about the operation of the Public Reference Room by calling 1-800-SEC-0330. The Commission maintains an Internet site (at http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

A copy of our Annual Report on Form 10-KSB, as filed with the Commission, is available upon request, without charge, by writing to Sepragen Corporation, 30689 Huntwood Avenue, Hayward, California 94544, Attention: Vinit Saxena.

We intend to furnish our shareholders with annual reports containing audited financial statements and with such other periodic reports as we may from time to time deem appropriate or as may be required by law.

MANAGEMENT

Directors and Executive Officers

Our Officers and Directors are elected annually to serve until the next annual meeting of shareholders and thereafter until their successors are elected. The number of Directors presently authorized by our Bylaws is six.

Name, Offices and Position with the Company or Principal Occupation and Directorships	Age	First Became a Director
Vinit Saxena

President, Chief Executive Officer, Chief Financial Officer, Chairman of the Board and Director of the Company since 1985. He is the inventor of the Company's original radial flow chromatography technology. His background includes several years as a biochemical engineer, product marketing manager, and most recently as a product marketing manager for industrial chromatography with Bio-Rad Laboratories (from 1980-1984) and a manager of production and bioengineering for Bio-Response (now Baxter Healthcare) (from 1984-1985). Mr. Saxena has an M.S. in Chemical Engineering from Syracuse University and an M.B.A. from the University of California at Berkeley. Mr. Saxena also serves as a director of Scan Incorporated of Mountain View, California, a privately-held artificial intelligence medical imaging company.

	44	1985
Armin Ramel

Director of the Company in September 1986 and was elected as Secretary of the Company on 1995. He has been employed from July 1993 to June 1999 as Vice President of Product Development of Scios Nova Inc., a publicly-held biotechnical company. From November 1982 to June 1993, Dr. Ramel was employed by Genentech, his last position there being Senior Director of the Process Science Division from April 1991 to June 1993. From 1969 to October 1982, Dr. Ramel was employed in various positions at Hoffmann - La Roche, Inc., his last position there being Director of the Biopolymer Research Department from 1977, to October 1982. Prior to 1969, he was a professor at the University of Basel, Switzerland and State University of New York at Buffalo. Dr. Ramel holds a Ph.D. in physical chemistry from the University of Basel.

	74	1986
Henry N. Edmunds*

Dr. Edmunds is currently acting a s Chief Financial Officer for Anthera, a pharmaceutical company and Nexor, a development company. He served as Vice President and Chief Financial Officer of Prometheus, a pharmaceutical company, from 1998 to March 200. and served as Vice President of corporate development and Chief Financial Officer of SangStat Medical Corporation, a Menlo Park, California based company, from 1992 to 1998. From 1985 until 1992, Dr. Edmunds was Director of Business development and business manager of Genencor, Inc., a South San Francisco, California biotechnology company. Dr. Edmunds received his Ph.D. in Biotechnology from the University of California, Berkeley and his M.B.A. from the Stanford School of Business.

	57	1997
John Walker** Mr. Walker successfully managed and sold companies in separations and dairy fields. Since 1985 he has been a management consultant with John Walker & Associates, which provides, among other things, strategic planning and management assistance to high tech companies. He founded the Northern California region of TEC Worldwide (The Executive Committee, an organization dedicated to the empowerment of CEOs) from 1991 to 1997. Mr. Walker has a B.A. in Industrial Engineering from Georgia Tech and an M.B.A. from Stanford University.	54	1998
Joseph R. Mallon, Jr.***

On April 1, 1995, Mr. Mallon was appointed President, Chief Executive Officer and Chairman of the Board of Measurement Specialties, Inc. ("MSS"). Mr. Mallon has served on the Board of Directors of MSS since April 1, 1992. In October 1985, Mr. Mallon co-founded NovaSensor, a leader in the field of micromachined pressure and acceleration sensors, where he served as Co-President and Director until its acquisition in 1990, by Lucas Industries, Inc., a United States subsidiary of Lucas Industries plc of the United Kingdom. From that time until his departure in January of 1993, Mr Mallon was the Executive Vice President and Director of Lucas NovaSensor. Mr. Mallon holds a B.S. in Science from Fairleigh Dickinson University, and an M.B.A. from California State University.

	54	1999
K. Charles Janac Mr. Janac has served as the President and Chief Executive Officer of Smart Machines, Inc. from November 1994 to September 1999 (when Smart Machines was acquired by Brooks Automation), and as Vice President and General Manager of Brooks Automation from October 1999 to the present. He has an M.B.A. from Stanford University and MS in Organic Chemistry from Tufts University.	42	July 2000

* Member of the Compensation Committee and Audit Committee

** Member of the Audit Committee

*** Member of the Compensation Committee

Kris Venkat resigned as a director of the Company in 1999.

All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Directors receive compensation for serving on the Board of Directors as described below. We have established audit and compensation committees, a majority of whose members must be non-employee directors. Officers are elected annually by the Board of Directors and serve at the discretion of the Board (and in the case of Mr. Saxena, pursuant to his employment agreement).

Indemnification

Pursuant to our Articles of Incorporation, as amended, Bylaws and certain written agreements dated October 27, 1994, our officers and directors will be indemnified by us to the fullest extent allowed under California law for claims brought against them in their capacities as officers or directors. We have obtained directors' and officers' liability insurance. No assurance can be given that we will be able to maintain such insurance at a reasonable price. Indemnification will not be provided if the officer or director does not act in good faith and in a manner reasonably believed to be in the best interests of the Company, or, with respect to any criminal proceedings, if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may be sought for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and may, therefore, be unenforceable.

Compliance with Section 16(a) of the Exchange Act

The following directors and officer have not filed updated reports pursuant to Section 16(a) of the Exchange Act:

Vinit Saxena	Form 5
Armin Ramel	Form 5
*Quirin Miranda	Form 5
*Robert Leach	Forms 3 and 5
Henry Edmunds	Forms 3 and 5
**Kris Venkat	Forms 3 and 5
John Walker	Forms 3 and 5
Joseph R. Mallon, Jr.	Forms 3 and 5

*=Resigned during 1998

**=Resigned during 1999

Compensation of Directors

Members of the Board of Directors who are not our employees do not currently receive cash compensation. Pursuant to the stock option plans, they are eligible for stock options.

Compensation of Executives

Employment Agreement

On August 30, 1994, we entered into an employment agreement with Mr. Vinit Saxena as our President and Chief Executive Officer. Mr. Saxena's agreement is for a six-year term. Mr. Saxena is to receive a salary of $125,000 per annum, plus bonuses up to $25,000 per annum. The Board of Directors may increase Mr. Saxena's compensation and may award him bonuses. Mr. Saxena has agreed to devote his full time and efforts to his employment with the Company. He will be entitled to participate in employee benefit plans.

We have the right to terminate Mr. Saxena's agreement for cause or as a result of death or permanent disability. Except in the case of termination for cause, upon early termination of the agreement, Mr. Saxena will be entitled to receive his salary plus fringe benefits for a period of 36 months, from the date of termination and any bonuses prorated through the date of termination, so long as he does not violate the nondisclosure and nonsolicitation provisions of his agreement; provided, however, any salary and benefits to be received after termination will be reduced by any salary and benefits he receives from any successor position during the post-termination payment period.

Mr. Saxena has agreed not to disclose to anyone confidential information of the Company during the term of his employment or thereafter and will not compete with the Company during the term of his employment. All work, research and results thereof, including, without limitation, inventions, processes or formulae, conceived or developed by Mr. Saxena during the term of employment which are related to the business, research, and development work or field of operation of the Company, shall be the property of the Company.

Key-Person Life Insurance

We have obtained key-person life insurance coverage in the face amount of $2,000,000 on Mr. Saxena naming us as beneficiary under such policy.

1994 Stock Option Plan

On August 30, 1994, the Board of Directors and the shareholders of the Company adopted and approved the 1994 Stock Option Plan. The 1994 Stock Option Plan provides for the grant of incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified stock options ("NQSOs") to certain employees, officers, directors, consultants and agents of the Company. The purpose of the 1994 Stock Option Plan is to attract and retain qualified employees, agents, consultants, officers and directors.

The total number of shares of Class A Common Stock with respect to which options may be granted under the 1994 Stock Option Plan is 400,000. The shares subject to, and available under, the 1994 Stock Option Plan may consist, in whole or in part, of authorized but unissued stock or treasury stock not reserved for any other purpose. Any shares subject to an option that terminates, expires or lapses for any reason, and any shares purchased upon exercise of an option and subsequently repurchased by us pursuant to the terms of the options, become available for grant under the 1994 Stock Option Plan.

The 1994 Stock Option Plan is administered by the Board of Directors of the Company, which determines, in its discretion, among other things, the recipients of grants, whether a grant will consist of ISOs or NQSOs, or a combination thereof, and the number of shares of Class A Common Stock to be subject to such options. The Board may, in its discretion, delegate its power, duties and responsibilities under the 1994 Stock Option Plan to a committee consisting of two or more directors who are "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act. The exercise price for ISOs must be at least 100% of the fair market value per share of Class A Common Stock on the date of grant, as determined by the Board.

Options may be exercisable for a term determined by the Board, which may not be less than one year or greater than 10 years from the date of grant. No options may be granted under the 1994 Stock Option Plan later than 10 years after the 1994 Stock Option Plan's effective date of August 30, 1994. ISOs are not transferable other than by will or the laws of descent and distribution. NQSOs may be transferred to the optionee's spouse or lineal descendants, subject to certain restrictions. Options may be exercised during the holder's lifetime only by the holder or his or her guardian or legal representative. Options may be exercised only while the original optionee has a relationship with the Company which confers eligibility to be granted options or within 90 days after termination of such relationship with the Company, or up to six months after death or total and permanent disability. In the event the Company terminates such relationship between the original optionee and the Company for cause (as defined in the 1994 Stock Option Plan), all options granted to the optionee terminate immediately. In the event of certain basic changes in the Company, including a change in control of the Company (as defined in the 1994 Stock Option Plan), at the discretion of the Board, the Board may make certain adjustments to the outstanding stock options.

The 1994 Stock Option Plan contains certain limitations applicable only to ISOs granted thereunder to satisfy specific provisions of the Code. For example, the aggregate fair market value, as of the date of grant, of the shares to which ISOs become exercisable for the first time by an optionee during the calendar year may not exceed $100,000. In addition, if an optionee owns more than 10% of the Company's stock at the time the individual is granted an ISO, the exercise price per share cannot be less than 110% of the fair market value per share and the term of the option cannot exceed five years.

Options may be paid for in cash, by check or, in certain instances, by delivering an assignment of shares of Class A Common Stock having a value equal to the option price, or any combination of the foregoing, as stipulated in the option agreement entered into between the Company and the optionee. At the discretion of the Board, the Company may loan to the optionee some or all of the purchase price of the shares acquired upon exercise of an option granted under the 1994 Stock Option Plan.

The Board may modify, suspend or terminate the 1994 Stock Option Plan; provided, however, that certain material modifications affecting the 1994 Stock Option Plan must be approved by the shareholders, and any change in the 1994 Stock Option Plan that may adversely affect an option rights under an option previously granted under the 1994 Stock Option Plan requires the consent of the optionee.

1996 Stock Option Plan

On June 28, 1996, the Board of Directors and the shareholders of the Company adopted and approved the 1996 Stock Option Plan. The 1996 Stock Option Plan provides for the grant of incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified stock options ("NQSOs") to certain employees, officers, directors, consultants and agents of the Company. The purpose of the Stock Option Plan is to attract and retain qualified employees, agents, consultants, officers and directors. The terms of this plan are substantially similar to the 1994 Stock Option Plan.

The total number of shares of Class A Common Stock with respect to which options may be granted under the 1996 Stock Option Plan is 250,000. The shares subject to, and available under, the 1996 Stock Option Plan may consist, in whole or in part, of authorized but unissued stock or treasury stock not reserved for any other purpose. Any shares subject to an option that terminates, expires or lapses for any reason, and any shares purchased upon exercise of an option and subsequently repurchased by the Company pursuant to the terms of the options, become available for grant under the 1996 Stock Option Plan.

Options Granted

As of June 30, 2000, we had outstanding options to purchase 1,468,361 shares of Class A Common Stock issued to five directors, 11 employees and seven consultants at prices ranging from $0.38 to $5.00 per share, of which 641,690 are outstanding under the 1994 and 1996 Stock Option Plans and 826,671 are outstanding outside the Plans. To accommodate additional grants of stock options, the Board of Directors is in the process of establishing a new Stock Option Plan which will be subject to shareholder approval and will authorize 650,000 shares of Class A Commons Stock to be issued under a new stock option plan.

Other Outstanding Stock Options

In addition to the shares of Class A Common Stock with respect to which options may be granted under our Stock Option Plans, the Board of Directors granted nonqualified options to various investors and current and former directors, employees, and consultants to the Company of which one option remains outstanding to purchase 314 shares of Class B Common Stock at an exercise price of $3.01 per share, which is now fully vested.

401(k) Profit Sharing Plan

In 1995, we adopted a 401(k) profit sharing plan under which employees may defer a portion of their salary. The Plan became effective in 1996 and employee deferrals and employer contributions of $38,885 were made in 1999 and $51,000 in 1998.

Summary Compensation Table

The following table sets forth all compensation paid for the past three fiscal years to the chief executive officer and to executive officers whose cash compensation exceeded $100,000 during the fiscal year ended December 31, 1999.

		Annual Compensation		L-T Compensation
(a)	(b)	(c)	(d)	(g)
Name and Principal Position	Year	Salary (1)(2)	Bonus	Securities underlying Options/SARs(#)
Vinit Saxena, President, Chief Executive Officer and Chief Financial Officer	1999	$133,096	$0	0
	1998	$123,640	$0	410,000
	1997	$113,925	$0	40,000

(1) Includes all amounts paid or accrued and includes $500 and $500 for 1999 and 1998, respectively, matching contributions to our 401K Plan. As of April 1995, Mr. Saxena's base salary increased to $125,000 per year under his new employment agreement. See "Employment Agreements."

(2) Includes health insurance costs for Mr. Saxena and his family in the amounts of $6,894, $7,596, and $7,596 during 1997, 1998 and 1999, respectively.

Option/SAR Grants in Last Fiscal Year 1999

	Individual Grants
(a)	(b)	(c)	(d)	(e)
Name	Options/SARs Granted	Percent of Total Options SARs granted to employees in fiscal year	Exercise or base price ($/Sh)	Expiration date
Vinit Saxena President, Chief Executive Officer, Chief Financial Officer & Chairman of the Board(1)	None	0%	$0*	n/a

Aggregated Option/SAR Exercises in Last Fiscal Year 1999 and

1999 Fiscal Year-End Option/SAR Values

(a)	(b)	(c)	(d)		(e)
	Shares Acquired on	Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY-End		Value of Unexercised In-the-Money Options/SARs at FY End (1)
Name	Exercise (#)	($)	Unexercisable	Exercisable	Unexercisable	Exercisable
Vinit Saxena President, Chief Executive Officer, Chief Financial Officer & Chairman of the Board	0	$0	410,000	246,671	$254,200	$6,128

(1) Based on an assumed market value of $1.00 per share of Class A Common Stock.

In the last three fiscal years, we have not paid or awarded any other stock awards, options, stock appreciation rights, or other long term incentive plan compensation to the executive officers named above.

Advisory Board

We have recruited advisors (the "Advisors") to advise us on current and future scientific and business matters relating to product development. The Advisors are elected by our Board of Directors Company and serve at its discretion. We have granted Advisors options to purchase shares of Class A Common Stock, which in the aggregate cover 120,000 shares of Class A Common Stock at exercise prices ranging from $0.75 to $1.38 per share. We have reimbursed and will continue to reimburse Advisors for travel expenses related to their services to the Company. On a periodic basis, we may have one or more of our Advisors perform specific services for certain projects of the Company. We will pay compensation to our Advisors for any project related services at negotiated rates which are not anticipated to be greater than standard market rates. We anticipate that Advisors will attend one to three meetings with us each year and may be called upon by us to consult on specific issues.

Unless they are involved in consulting on specific projects, we anticipate that each Advisor will devote less than 25 hours per year to the business of the Company.

The following individuals currently serve as our Advisors.

John W. Finley was appointed as an Advisor on February 4, 2000. Dr. Finley has been serving as Senior Technology principal at Kraft Foods since 1999. From 1983 to 1999, Dr. Finley held a number of senior positions at Monsato and Nabisco. Dr. Finley has a Ph.D. from Cornell University in Biochemistry and Food Science.

David Naveh was appointed as an Advisor on February 4, 2000. Dr. Naveh is the chief Technical Officer at Bayer Biological Products Worldwide. Prior to joining Bayer, he held senior management positions with Centocor (Netherlands) and Plough Schering Corp. (New Jersey). Dr. Naveh has a Ph.D. in Food/Biochemical Engineering with a Finance minor from the University of Minnesota.

Zdenek Kratky was appointed as an Advisor on February 4, 2000. He is Assistant Vice President of Nutrition, Strategic Business Division of Nestle. Prior to Joining Nestle in 1983, Dr. Kratky served in academia in Czechoslovakia and Canada. Dr. Kratky has a Ph.D. from the Czechoslovak Academy of Science.

H.S. (Murali) Muralidhara was appointed as an Advisor on February 4, 2000. He is Assistant Vice President at Cargil, Inc. Dr. Muralidhara has written several books on separation process. He has several patents issued to him. Dr. Muralidhara has a Ph.D. in Chemical Engineering from West Virginia University.

Theo Lioutas was appointed as an Advisor on February 4, 2000. He is the Director, New Products/Technology/ Development at Tropicana Dole Beverage, North America. He held several senior level positions at Kraft General Foods, Jacobs Suchard, Inc. and Campbell Soup Company before joining Tropicana in 1994. Dr. Lioutas has a Ph.D. in Food Chemistry from the University of Illinois.

Frantisek Svec was appointed as an Advisor on March 3, 2000. He is a Research Chemist at the University of California, Berkeley. Dr. Svec has held several academic positions in Europe and the U.S.A. He has a Ph.D. from the Institute of Chemical Technology, Prague in Polymer Chemistry.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information as to the beneficial ownership of our Common Stock as of September 11, 2000 of: (a) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of our Class A and Class B Common Stock, (b) each director of the Company and (c) all officers and directors of the Company as a group.

Name and Address of Beneficial Owner or Number in Group	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Common Stock Beneficially Owned (1)	Percentage of Voting Power
Vinit Saxena (2) 30689 Huntwood Avenue Hayward, CA 94544	1,119,000	12%	19%
Michael Schneider (3) 150 Encinal Avenue Atherton, CA 94025	852,930	9%	18%
K. Charles Janac (4) 651 River Oaks Parkway San Jose, CA 95134	1,108,349	12%	9%
Eliezer Sternheim, Ph.D. (5) 46871 Bayside Parkway Fremont, CA 94538	641,786	7%	5%
Henry N. Edmunds (6) 11096 Caminito Alvarez San Diego, CA 92126-5710	190,218	2%	2%
Armin Ramel, Ph.D. (7) 4 Sandstone Portola Valley, CA 94028	127,688	1%	1%
Joseph R. Mallon (8) 5 Tanager Lane Morristown, NJ 07960	112,000	1%	1%
John Walker (9) 980 Covington Road Los Altos, CA 94024	50,000	1%	*%
Special Situations Private Equity Fund, L.P. (10) 153 E. 53rd Street, 51st Floor New York, NY 10022	1,360,000	14%	11%
ICM Asset Management, Inc. (11) W 601 Main Avenue, Suite 917 Spokane, WA 99201	666,665	12%	5%
All directors and executive officers as a group (6 in number)	2,707,255	29%	32%

* = less than 1%.

(1) Except as otherwise indicated, each of the parties listed has sole voting and investment power with respect to all shares of Common Stock indicated below. Beneficial ownership is calculated in accordance with Rule 13d-3(d) under the Securities Exchange Act of 1934, as amended. We have two classes of Common Stock outstanding, Class A and Class B. Class E Common Stock became subject to redemption on March 31, 2000 and a notice of redemption has declared June 15, 2000 to be the effective date of the redemption and was not included in the above calculations.

(2) Amounts and percentages include (a) 296,281 shares of Class B Common Stock each of which is convertible into one share of Class A Common Stock (each share of Class B Common Stock has five votes per share; (b) 62,369 Shares of Class A Common Stock (c) options to purchase 656,671 shares of Class A Common Stock; (d) 57,813 shares of Class A Common Stock and options to purchase 45,866 shares of Class A Common Stock, held by Renu Saxena, an employee of the Company and the spouse of Vinit Saxena; and (e) 5,903 shares of Class B Common Stock owned jointly by Renu Saxena and Rakesh Chabra (Renu Saxena's brother).

(3) Amounts and percentages include (a) 337,483 shares of Class B Common Stock (b) 515,447 shares of Class A Common Stock.

(4) Amounts and percentages include 833,682 shares of Class A Common Stock and warrants and options to purchase 274,667 shares of Class A Common Stock.

(5) Amounts and percentages include 520,833 shares of Class A Common Stock and warrants to purchase 52,083 shares of Class A Common Stock.

(6) Amounts and percentages include (a) options to purchase 40,000 shares of Class A Common Stock granted under our Stock Option Plans; (b) 10,000 Class C Warrants to purchase Class A Common Stock, (c) 127,471 shares of Class A Common Stock and (d) warrants to purchase 12,747 shares of Class A Common Stock.

(7) Amounts and percentages include (a) options to purchase 61,747 shares of Class A Common Stock granted under our Stock Option Plans; (b) 59,946 shares of Class A Common Stock and (c) warrants to purchase 5,995 shares of Class A Common Stock.

(8) Amounts and percentages include 72,000 shares of Class A Common Stock and options to purchase 40,000 shares of Class A Common Stock granted under our Stock Option Plans.

(9) Amounts and percentages include options to purchase 40,000 shares of Class A Common Stock granted under our Stock Option Plan and an option to purchase 10,000 shares of Class A Common Stock..

(10) Includes 1,360,000 shares of Common Stock. Does not include additional 13,333 shares of Class A Common Stock if we do not complete the registration of the shares by September 14, 2000, and an additional 13,333 shares for each month thereafter in which the registration is not declared effective. Special Situations Private Equity Fund, L.P., a Delaware limited partnership (the "Private Equity Fund") is par of a group that includes: MG Advisers L.L.C., a New York limited liability company, ("MG"); Austin W. Marxe and David Greenhouse, whose principal office and business address is 153 East 53 Street, New York, New York 10022. The business of the Private Equity Fund is to acquire, purchase, invest in, sell, convey, transfer, exchange and otherwise trade in principally equity and equity related securities. The principal business of MG is to act as general partner of and investment adviser to the Private Equity Fund. The principal occupation of Austin W. Marxe and David Greenhouse is to serve as officers, directors and members or principal shareholders of the Adviser.

(11) ICM Asset Management, Inc. is a registered investment adviser whose clients, including Koyah Leverage Partners, L.P. (266,666 shares of Class A Common Stock) and Summit Securities, Inc., 601 W. 1st, Dept. 112000, Spokane, WA 99201-5020 (333,333 shares) have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. Other than Koyah Leverage Partners, L.P. and Summit Securities, Inc. no individual client's holdings of the Stock are more than five percent of the outstanding Stock. Koyah Ventures, LLC, W 601 Main Avenue, Suite 917, Spokane, WA 99201 (66,666 shares) is the general partner of Koyah Leverage Partners, L.P. James Simmons is the Manager of Koyah Ventures, LLC and President of ICM Asset Management, Inc.

CERTAIN TRANSACTIONS

Grant of stock options

The following directors and officer were granted stock options:

	Grant Date	Expire Date	Option Shares	Exercise $/share
Vinit Saxena, CEO, CFO, Director & Chairman	10/14/98	10/14/00	410,000	$0.38
John Walker, Director	12/1/98	12/1/02	40,000	0.50
Joe Mallon, Director	12/1/99	12/1/03	40,000	0.72
John Walker, Director	02/04/00	01/01/05	10,000	0.75
K. Charles Janac, Director	07/10/00	07/09/05	40,000	0.78

Bridge Notes

The following former officer and directors purchased Bridge Notes and related Class C warrants from us pursuant to our November 3, 1997 private placement:

Dr. Kris Venkat	$10,000
Dr. Henry N. Edmunds	$10,000
Dr. Quirin Miranda	$25,000

Drs. Venkat and Miranda were repaid in August 1998 and Dr. Edmunds converted his note to Class A Common Stock on December 15, 1998.

Shareholder notes

In May 1997, we borrowed $100,000 from a shareholder, payable with interest at 9.5% per annum which was due March 1, 1999. In June 1997, we borrowed $25,000 from Dr. Armin Ramel, a director and shareholder of the Company, payable with interest at 9.5% per annum and such debt was converted to Class A Common Stock on December 15, 1998. In June 1998, we borrowed $125,000 from H. Michael Schneider, a former director and shareholder of the Company, payable with interest at 9.5% per annum, and such debt was converted into Class A Common Stock on December 15, 1998. In August 1998, we borrowed $30,000 from Robert Leach, a former director and shareholder of the Company, payable with interest at 9.5% per annum, and $15,000 of such debt was converted into Class A Common Stock on December 15, 1998. In March 2000, Mr. Leach converted $10,000 of his note payable into 11,500 shares of Class A Common Stock and the balance of $8,957.86 in principal and accrued interest was paid in July 2000.

Series A Preferred Stock

On September 1, 1998, we sold 175,439 shares of Series A Preferred Stock. All of the shares of Series A Preferred Stock were sold to Anchor Products Limited of Hamilton, New Zealand ("Anchor"). The acquisition of Series A Preferred Stock by Anchor was consummated in connection with the execution of a Commercial License Agreement between us and Anchor, whereby we licensed to Anchor a technology that isolates proteins from whey, a low value cheese by-product. The shares of Series A Preferred Stock were sold for cash in the aggregate amount of $500,000 ($2.86 per share). There were no underwriting discounts or commissions paid in connection with the transaction.

The shares of Series A Preferred Stock were sold pursuant to exemptions from registration under section 4(2) and Regulation S under the Securities Act of 1933, in a transaction that was not publicly offered. Anchor is a New Zealand corporation.

Our Series A Preferred Stock provides for both a cumulative $0.20 per share per annum dividend and liquidation preferences. The dividend is payable from time to time at the election of the Board of Directors of the Company subject to our retaining sufficient earnings and profits. The Preferred Stock is also convertible on or before September 30, 2000 into Class A Common Stock, at the conversion rate of $2.86 per share. On any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Series A Preferred Shares shall receive, out of the assets of the Company, the sum of $2.86 per Series A Preferred Share, plus an amount equal to any dividend accrued and unpaid on those Series A Preferred Shares, before any payment shall be made or any assets distributed to the holders of Common Stock. The Series A Preferred Shares shall be redeemable at the option of the holders of the Series A Preferred Shares commencing September 30, 2003 and expiring December 31, 2008, at the cash price of $2.86 per share, plus any accrued and unpaid dividends on the Series A Preferred Shares which are redeemed. In addition, each share of Series A Preferred Stock shall be automatically converted into one (1) share of Class A Common Stock, if not previously redeemed, on January 1, 2009, or at any time the closing bid price per share of our Class A Common Stock shall average at least $3.86 per share over ninety (90) consecutive trading days prior to January 1, 2004. The conversion ratio for the Series A Preferred Stock shall be adjusted in the event of recapitalization, stock dividend, or any similar event effecting the Class A Common Stock.

Anchor may require us to immediately redeem the preferred shares in the event of certain covenant breaches of the license agreement by us. We are currently in compliance with all such covenants and do not anticipate any future material breach.

Conversion of Debt and Sales of Unregistered Securities

On December 15, 1998, we issued to Charles Janac, a director of the Company as of July 2000, 781,457 shares of Class A Common stock and Warrants to purchase 234,667 shares of Class A Common Stock at $0.46875 per share (expiring August 19, 2003) in exchange for the conversion of $366,308 of notes and accrued interest held by Mr. Janac.

On December 15, 1998, we issued to Eliezer Sternheim 520,833 shares of Class A Common stock and Warrants to purchase 52,083 shares of Class A Common Stock at $0.48 per share (expiring December 15, 2003) in exchange for $250,000 cash.

On December 15, 1998, we issued to Armin Ramel, a director of the Company, 59,946 shares of Class A Common stock and Warrants to purchase 5,995 shares of Class A Common Stock at $0.48 per share (expiring December 15, 2003) in exchange for the conversion of $28,774 of notes and accrued interest held by Mr. Ramel.

On December 15, 1998, we issued to Henry Edmunds, a director of the Company, 127,471 shares of Class A Common stock and Warrants to purchase 12,747 shares of Class A Common Stock at $0.48 per share (expiring December 15, 2003) in exchange for $50,000 cash and the conversion of $11,186 of notes and accrued interest held by Mr. Edmunds.

On December 15, 1998, we issued to Michael Schneider, a former director and more than 5% shareholder of the Company, 275,614 shares of Class A Common stock and Warrants to purchase 27,561 shares of Class A Common Stock at $0.48 per share (expiring December 15, 2003) in exchange for the conversion of $132,294 of notes and accrued interest held by Mr. Schneider.

On December 15, 1998, we issued to Robert Leach, a former director of the Company, 32,475 shares of Class A Common stock and Warrants to purchase 3,248 shares of Class A Common Stock at $0.48 per share (expiring December 15, 2003) in exchange for the conversion of $15,588 of notes and accrued interest held by Mr. Leach.

On March 15, 1999, we issued to Vinit Saxena, President and Chief Operating Officer, 62,369 shares of Class A Common Stock at $0.48 per share in exchange for $29,937 of deferred salary.

On March 15, 1999, we issued to Sanjeev Saxena, an employee and brother of Vinit Saxena, 35,938 shares of Class A Common Stock at $0.48 per share in exchange for $17,250 of deferred salary.

On March 15, 1999, we issued to Renu Saxena, an employee and spouse of Vinit Saxena, 21,875 shares of Class A Common Stock at $0.48 per share in exchange for $10,500 of deferred salary.

On December 15, 1999, we issued to Koyah Leverage Partners 266,667 shares of Class A Common Stock at $0.75 per share in exchange for $200,000 cash.

On December 15, 1999, we issued to Koyah Partners LP 66,667 shares of Class A Common Stock at $0.75 per share in exchange for $50,000 cash.

On December 15, 1999, we issued to Joseph R. Mallon 72,000 shares of Class A Common Stock at $0.75 per share in exchange for $54,000 cash.

On December 15, 1999, we issued to Summit Securities, Inc. 333,333 shares of Class A Common Stock at $0.75 per share in exchange for $250,000 cash.

On August 18, 1999, we received proceeds from a convertible note payable from H. Michael Schneider, former director and shareholder of $260,000 with interest at 9.5% per annum. In March 2000, Mr. Schneider converted $130,000 of the note payable into 173,333 shares of Class A Common Stock. The remaining balance of $130,000 was paid in April, 2000.

On March 31, 2000, Private Situations Equity Fund, L.P. purchased 1,333,334 shares of class A Common stock at $0.75 per share and entered into a registration rights agreement covering those shares. In addition, we must issue 13,333 shares of Class A Common Stock to Special Situations for each month after July 15, 2000 in which a registration statement covering their shares has not been declared effective by the Securities and Exchange Commission. As of the date of this prospectus, 26,666 additional shares have been issued.

Crown Point Securities, as placement agent in connection with a private placement of Class A Common Stock completed in March 2000 received commissions and a warrant to purchase 272,720 shares of Class A Common Stock at an exercise price of $0.50 per share having an expiration date of December 31, 2002.

We intend to make and enter into future material transactions and loans with our affiliates on terms that are no less favorable to us than those that can be obtain from unaffiliated third parties. We have not lent funds to affiliates, but if we were to do so, a majority of our directors who do not have an interest in such transaction (and who have access at our expense to our or independent counsel) must approve any forgiveness of such loans to affiliates.

All ongoing transactions have been approved or ratified by a majority of our independent directors who do not have an interest in the transactions and who have had access to our or independent counsel.

Past transactions with our affiliates which are now closed have Had at least two disinterested directors approve or ratify such transactions at the time of such transactions.

OFFERING BY SELLING SECURITYHOLDERS

The registration statement of which this Prospectus forms a part relates to the Selling Securityholders' shares of Class A Common Stock and to the Class A Common Stock underlying the Selling Securityholders' Warrants and Options. An aggregate of 3,691,849 shares of Class A Common Stock were issued in connection with private sales by us from December 31, 1998 to July 31, 2000. All of the Selling Securityholders' Warrants and Options remain outstanding as of the date of this Prospectus. Exercise of the Selling Securityholders' Warrants and Options or the underlying securities by the persons named below is further subject to the existence of an exemption from registration applicable to the issuance of the underlying securities by us to the Selling Securityholders. It is likely that sales of the Selling Securityholders' underlying their Warrants and Options could have an adverse effect on the market prices of the Class A Common Stock.

The following table sets forth certain information with respect to each Selling Securityholder for whom we are registering securities for resale to the public. We will not receive proceeds from the sale of the Class A Common Stock, unless the Selling Securityholder exercises their Warrant or Option to purchase shares. Except as disclosed below and under the section entitled "Certain Transactions," there are no material relationships between any of the Selling Securityholders and us, nor have any such material relationships existed within the past three years.

Selling Securityholder	Shares of Class A Common Stock Beneficially Owned and Maximum Number to Be Sold
Mesghina Araia (1)	Class A Common	11,831
Krisha Balakrishnan (1)	Class A Common	10,000
Daniel and Aimee Boutcher (2)	Class A Common	40,000
Boutcher & Boutcher (2)	Class A Common	96,000
Floyd Bennett	Class A Common	40,000
Paine Webber as IRA Custodian for Carter C. Mathies	Class A Common	40,000
Henry Edmunds (3)	Class A Common	127,471
John Ellsworth	Class A Common	144,000
Daniel M. Gibbs and Lois M. Seed, Co-Trustees	Class A Common	72,000
Charles Janac (4)	Class A Common	781,457
Allan R. Johnston	Class A Common	72,000
Koyah Leverage Partners, L.P. (11)	Class A Common	266,667
Koyah Ventures LLC (11)	Class A Common	66,667
Mark Kamin & Associates	Class A Common	30,000
Robert Leach (5)	Class A Common	43,975
George E. Mack, Sr.	Class A Common	25,000
Joseph R. Mallon (3)	Class A Common	72,000
Monterey Mechanical	Class A Common	35,002
Richard J. Mish	Class A Common	72,000
Thomas A. Packer	Class A Common	72,000
Gerry Pratt	Class A Common	80,000
Marcel Raedts	Class A Common	52,084
ECJ Raedts-Fransssen	Class A Common	52,083
Armin Ramel (3)	Class A Common	59,946
Marcus W. and Barbara L. Robins	Class A Common	80,000
Vinit Saxena (3), (6)	Class A Common	62,369
Sanjeev Saxena (1)	Class A Common	35,938
Renu Saxena (7)	Class A Common	21,875
Myron Saxon (1)	Class A Common	144,000
Roy and Marlena Schaeffer	Class A Common	144,000
Michael Schneider (8)	Class A Common	275,614
H. Michael Schneider (8)	Class A Common	173,333
Peter Schneider	Class A Common	15,000
Special Situations Private Equity Fund, L.P. (9)	Class A Common	1,360,000
Summit Securities, Inc. (11)	Class A Common	333,333
Eli Sternheim(10)	Class A Common	520,833
Stanley Trilling	Class A Common	138,667
Bruce Allen, Trustee of the Bruce B. Allen Sep. Prop. TR #2 DTD 8/9/97	Class C Warrants (a)	20,000
Bruce Brewster	Class C Warrants (a)	50,000
John H. Dakin	Class C Warrants (a)	10,000
Henry Edmunds (3)	Class C Warrants (a)	10,000
Richard Friedman	Class C Warrants (a)	100,000
Glenbrook Capital L.P.	Class C Warrants (a)	25,000
Jeffrey Markowitz	Class C Warrants (a)	100,000
James D. and Mary Ann McCamant	Class C Warrants (a)	20,000
Quirinus R. Miranda, Ph.D.	Class C Warrants (a)	25,000
Richard Molinsky	Class C Warrants (a)	20,000
Kalman Renov	Class C Warrants (a)	20,000
G. Tyler Runnels	Class C Warrants (a)	10,000
Sutton Partners, L.P.	Class C Warrants (a)	100,000
Kris Venkat, Ph.D.(5)	Class C Warrants (a)	10,000
Ira Weingarten	Class C Warrants (a)	20,000
Crown Point Securities	Warrants (b)	272,720
Henry Edmunds (3)	Warrants (c)	12,747
Charles Janac (4)	Warrants (d)	234,667
Robert Leach (5)	Warrants (c)	3,248
Marcel Raedts	Warrants (c)	5,209
ECJ Raedts-Fransssen	Warrants (c)	5,208
Armin Ramel (3)	Warrants (c)	5,995
Michael Schneider (8)	Warrants (c)	27,561
Eli Sternheim (10)	Warrants (e)	52,083
Vinit Saxena (6)	Options (f)	656,671
John Walker (3)	Options (g)	10,000
John Finley (12)	Options (h)	20,000
H.S. Muralidhara (12)	Options (h)	20,000
Theodore Lioutas (12)	Options (h)	20,000
Zdenek Kratky (12)	Options (h)	20,000
David Naveh (12)	Options (h)	20,000
Frantisek Svec (12)	Options (i)	20,000
K. Charles Janac (4)	Options (j)	40,000
TOTAL		7,653,254

(1) Employees who converted accrued salary into shares of common stock

(2) Boutcher & Boutcher has acted our public relations agency.

(3) Messrs. Edmunds, Ramel, Mallon, Walker and Saxena are Directors and beneficially own 190,218, 127,688, 112,000, 50,000 and 1,119,000 shares of common stock, respectively.

(4) Director and beneficial owner of 12% of common stock

(5) Former Director

(6) Director, Chief Executive Officer and beneficial owner of 12% of common stock

(7) Wife of Vinit Saxena

(8) Former director and beneficial owner of 9% of common stock

(9) Beneficial owner of 14% of common stock

(10) Beneficial owner of 7% of common stock

(11) Part of a group that beneficially owns 12% of common stock

(12) Member, Advisory Board

(a) Class C Warrants can be exercised at $1.25 per share and expire on 10/15/2002. See "Description of Securities."

(b) This Warrant can be exercised at $0.50 per share and expires on 12/31/2002.

(c) This Warrant can be exercised at $0.46875 per share and expires on 12/31/01.

(d) This Warrant can be exercised at $0.46875 per share and expires on 8/18/2003.

(e) This Warrant can be exercised at $0.48 per share and expires on 12/01/2001.

(f) Options to purchase 410,000 shares at $0.38/sh.(expiring 10/14/2003); 178,324 shares at $5.00/sh.(expiring 3/23/05); 15,000 shares at $3.13/sh.(6/13/01); 3,947 shares at $2.38/sh. (10/10/01); 9,400 shares at $0.88/sh. (12/20/01); and 40,000 shares at $0.875/sh (9/29/02).

(g) Option to purchase 10,000 shares at $0.75 per share (expiring 1/1/05).

(h) Option to purchase 20,000 shares at $0.75 per share (expiring 2/4/05).

(i) Option to purchase 20,000 shares at $1.38 per share (expiring 3/3/05).

(j) Option to purchase 40,000 shares at $0.781 per share (expiring 7/10/05).

The Selling Securityholders' Warrants and Options may be exercised if there is a current prospectus related to such warrants and options in effect and the underlying securities are qualified for sale.

The sale of the securities by the Selling Securityholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Securityholders) in the over-the-counter market or in negotiated transactions, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

The Selling Securityholders may effect such transactions by selling their securities directly to purchasers, through broker-dealers acting as agents for the Selling Securityholders or to broker-dealers who may purchase shares as principals and thereafter sell the securities from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers for whom such broker-dealer may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions) .

Each Selling Securityholder desiring to sell Shares will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of the purchases and sales of shares of our securities by such Selling Securityholders.

The Selling Securityholders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of three classes of stock: 20,000,000 shares of Class A Common Stock, 2,600,000 shares of Class B Common Stock, 1,600,000 shares of Class E Common Stock and 5,000,000 shares of Preferred Stock. As of the date hereof, there were outstanding 7,822,398 shares of Class A Common Stock (held by 75 shareholders of record) and 701,177 shares of Class B Common Stock, and 175,439 shares of Series A preferred stock, and no shares of Class E Common Stock.

Common Stock

General. The shares currently outstanding have been designated Class A Common Stock and Class B Common Stock as described below. The Class A Common Stock, Class B Common Stock and Class E Common Stock vote together as a single class on all matters in which shareholders are entitled to vote, including the election of directors, except when class voting is required by applicable law. Holders of Class A Common Stock are entitled to one vote for each share held of record and the holders of Class B and Class E Common Stock are entitled to five votes for each share held of record on all matters to be voted on by shareholders, except that in an election of directors, each shareholder is entitled to cumulative voting. There are no preemptive, subscription, conversion or redemption rights pertaining to the Class A Common Stock. Holders of Class A and Class B Common Stock are entitled to receive such dividends as may be declared by the Board of Directors from funds legally available therefor and to share ratably in the assets of the Company available upon liquidation. All of the outstanding shares of Class A Common Stock and Class B Common Stock are, and the Class A Common Stock offered hereby, upon issuance and when paid for, will be, duly authorized, validly issued, fully paid and nonassessable.

Through their ownership of Class B Common Stock, the officers and directors and H. Michael Schneider will continue to control over 50% of the votes following completion of this offering and, accordingly, they will be able to elect a majority of our directors. The difference in voting rights also increases the voting power of the holders of Class B Common Stock and accordingly has an anti-takeover effect. The existence of the Class B Common Stock may make us a less attractive target for a hostile takeover bid or render more difficult or discourage a merger proposal, an unfriendly tender offer, a proxy contest, or the removal of incumbent management, even if such transactions were favored by the shareholders of the Company other than the Class B shareholders. Thus, the shareholders may be deprived of an opportunity to sell their shares at a premium over prevailing market prices in the event of a hostile takeover bid. Any proposed business combination will have to be approved by the Board of Directors, who may be under the control of the Class B shareholders, and if shareholder approval were required, the approval of the Class B shareholders will be necessary before any such business combination can be consummated.

Class B Common Stock A total of 701,177 shares of Common Stock held by the 56 shareholders who owned shares in the Company prior to the IPO were designated as Class B Common Stock and are identical to the shares of Class A Common Stock described above, except that such shares of Class B Common Stock are entitled to five votes per share on all matters to be voted on by shareholders; provided, that in an election of directors, each shareholder is entitled to cumulative voting. Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder, and will automatically convert to Class A Common Stock upon the sale or transfer of such Class B Common Stock or upon the death of the existing shareholder.

Class E Common Stock. A total of 1,209,894 shares of Class E Common Stock became subject to redemption at $.01 per share and a notice of redemption became effective on June 15, 2000 and Class E Common Stock ceased to be outstanding.

Preferred Stock

Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to, and imposed upon any such series. The issuance of Preferred Stock could be used, under certain circumstance, as a method of preventing a takeover of the Company and could permit the Board of Directors, without any action of the holders of the Common Stock to issue Preferred Stock which could have detrimental effect on the rights of holders of the Common Stock, including loss of voting control. Anti-takeover provisions that could be included in the Preferred Stock when issued may have a depressive effect on the market price of our securities and may limit shareholders' ability to receive a premium on their shares of Common Stock by discouraging takeover and tender offer bids. There are 175,439 shares of Series A Preferred Stock currently outstanding.

Series A Preferred Stock

In September of 1998, we authorized the issuance of 1,000,000 shares of Series A Cumulative Preferred Stock and sold 175,439 Shares of Series A Cumulative Preferred Stock for an aggregate price of $500,000. Our Series A Preferred Stock provides for both a cumulative $0.20 per share per annum dividend and liquidation preferences. The dividend is payable from time to time at the election of the Board of Directors of the Company subject to our retaining sufficient earnings and profits. The Preferred Stock is also convertible on or before September 30, 2000 into Class A Common Stock, at the conversion rate of $2.86 per share. On any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Series A Preferred Shares shall receive, out of the assets of the Company, the sum of $2.86 per Series A Preferred Share, plus an amount equal to any dividend accrued and unpaid on those Series A Preferred Shares, before any payment shall be made or any assets distributed to the holders of Common Stock. The Series A Preferred Shares will be redeemable at the option of the holders of the Series A Preferred Shares commencing September 30, 2003 and expiring December 31, 2008, at the cash price of $2.86 per share, plus any accrued and unpaid dividends on the Series A Preferred Shares which are redeemed. In addition, each share of Series A Preferred Stock shall be automatically converted into one (1) share of Class A Common Stock, if not previously redeemed, on January 1, 2009, or at any time the closing bid price per share of our Class A Common Stock shall average at least $3.86 per share over ninety (90) consecutive trading days prior to January 1, 2004. The conversion ratio for the Series A Preferred Stock will be adjusted in the event of recapitalization, stock dividend, or any similar event effecting the Class A Common Stock.

Class C Redeemable Warrants

The Class C Warrants were issued pursuant to the terms of a Warrant Agreement (the "Warrant Agreement") between us and American Stock Transfer & Trust Company, as warrant agent in 1997.

We authorized the issuance of up to 54 Class C Warrants to purchase an aggregate of 540,000 shares of Class A Common Stock and have reserved an equivalent number of shares of Class A Common Stock for issuance upon exercise of such Warrants. As of the date of this Prospectus, 54 of the Class C Warrants are currently issued and outstanding.

Class C Warrants. Each Class C Warrant entitles the holder, upon payment of the exercise price of $1.25, to purchase one share of Class A Common Stock. Unless previously redeemed, the Class C Warrants are exercisable at any time through October 15, 2002, provided that at such time a current prospectus relating to the Class A Common Stock and the Class C Warrants is in effect and the Class A Common Stock underlying the Class C Warrants are qualified for sale or exempt from qualification under applicable state securities laws. The Class C Warrants are subject to redemption, as described below.

Redemption. Commencing on January 1, 1998, the Class C Warrants are subject to redemption by us, upon 30 days' written notice, at a price of $.05 per Warrant, if the average closing bid price of the Class A Common Stock for any 30 consecutive business days ending with the date on which the notice of redemption is given shall have exceeded $4.00 per share. Holders of Class C Warrants will automatically forfeit their rights to purchase the shares of Class A Common Stock issuable upon exercise of such Warrants unless the Class C Warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding Class C Warrants, must be redeemed if any of that class are redeemed. A notice of redemption shall be mailed to each of the registered holders of the Class C Warrants by first class mail, postage prepaid, upon 30 days notice before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Class C Warrant certificates shall be delivered and the redemption price to be paid and that the right to exercise the Class C Warrants shall terminate at 5:00 p.m. (New York City time) on the business day immediately preceding the date fixed for redemption.

General. The Class C Warrants may be exercised upon surrender of the certificate(s) therefor on or prior to the expiration of the redemption date (as explained above) at the offices our warrant agent (the "Warrant Agent") with the "Subscription Form" on the reverse side of the certificate(s) completed and executed as indicated, accompanied by payment (in the form of certified or cashier's check payable to the order of us) of the full exercise price for the number of Warrants being exercised.

The Class C Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events, including issuances of Class A Common Stock (or securities convertible, exchangeable or exercisable into Class A Common Stock) at less than the market value, stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other extraordinary events, provided, however, that no such adjustment shall be made upon, among other things, (a) the issuance or exercise of options or other securities under our Option Plan or other employee benefit plans up to certain maximum amounts or (b) the sale or exercise of outstanding options or warrants or the Class C Warrants offered hereby.

We are not required to issue fractional shares of Class A Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The holder of the Class C Warrants will not possess any rights as a shareholder of the Company unless he or she exercises the Class C Warrants.

We may reduce the exercise price of the Class C Warrants or extend the warrant expiration date upon notice to Warrantholders. The Class C Warrants or the shares underlying the Warrants have not been registered or listed on any securities exchange or quotation system.

Other Warrants

In addition to the Class C Warrants, We have issued warrants to purchase shares of Class A Common Stock to lenders, investors and service providers. The warrants generally follow the form of the Class C Warrants but with differing exercise prices, terms and redemption values.

Stock Options

We have issued nonqualified stock options and incentive stock options to purchase shares of Class A Commons Stock to employees, directors and consultants of the Company.

Transfer Agent and Warrant Agent

American Stock Transfer & Trust Company is the transfer agent for the Class A Common Stock and Warrant Agent with respect to the Class C Warrants.

SHARES ELIGIBLE FOR FUTURE SALE

Restrictions on Trading

Upon the consummation of this offering, assuming the exercise of all of the Selling Securityholders' Warrants and Options, we will have 9,808,507 shares of Class A Common Stock outstanding, 701,177 shares of Class B Common Stock outstanding and 175,439 shares of Series A Preferred Stock outstanding, excluding shares issuable upon the exercise of any outstanding stock options issued to current and former employees, directors, officers and shareholders (not held by Selling Securityholders). Of these shares, the 9,453,254 shares of Class A Common Stock have been registered with the SEC and will be freely tradable without further restriction or further registration under the Securities Act. Selling Securityholders must deliver a copy of this Prospectus when they sell their shares and a legend describing this requirement will be placed on their shares. Any shares purchased or held by an "affiliate" of the Company (in general, a person who has a control relationship with us) will be subject to the limitations of Rule 144 adopted under the Securities Act. Any Class A Common Stock that have not been registered with the SEC and all of the remaining 701,177 shares of Class B Common Stock and all shares of Class A Common Stock Common Stock underlying outstanding convertible Series A Preferred Stock, all non-Plan options to purchase Class A Common Stock and all options to purchase Class B Common Stock Common Stock (see "Management--Stock Option Plan" and "Management--Outstanding Stock Options and Convertible Securities"), are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, since such shares were issued by us to affiliates in private transactions not involving any public offering. Restricted shares will be eligible for sale under the procedures and requirements of Rule 144, subject to the restriction set forth below.

In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including one of our affiliates, who has owned restricted Common Stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (a) 1% (currently, 78,223 shares) of the total number of outstanding shares of the same class or, (b) if the Common Stock is quoted on Nasdaq or the PSE, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned such shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

The possibility that substantial amounts of Class A Common Stock (including Class B Common Stock or Series A Preferred Stock converted to Class A Common Stock) may be sold in the public market may adversely affect prevailing market prices for the Class A Common Stock and could impair our ability to raise capital through the sale of our equity securities.

Registration Rights

The shareholders and warrant holders listed below purchased shares or other securities from us that gave them rights to require us to include their shares or securities in registrations under the Securities Act of our shares of Common Stock (the "Registrable Shares") under the terms of their agreements. The agreements generally provide that the shareholders and securityholders have the right, subject to certain conditions and limitations, to request that we register the Registrable Shares under the Securities Act.

Selling Securityholder	Securities with Registration Rights
Floyd Bennett	Class A Common	40,000
Daniel and Aimee Boutcher	Class A Common	40,000
Paine Webber as IRA Custodian for Carter C. Mathies	Class A Common	40,000
Henry Edmunds (1)	Class A Common	127,471
John Ellsworth	Class A Common	144,000
Daniel M. Gibbs and Lois M. Seed, Co-Trustees	Class A Common	72,000
Charles Janac (2)	Class A Common	781,457
Allan R. Johnston	Class A Common	72,000
Koyah Leverage Partners, L.P. (7)	Class A Common	266,667
Koyah Ventures LLC (7)	Class A Common	66,667
Robert Leach (3)	Class A Common	32,475
George E. Mack, Sr.	Class A Common	25,000
Joseph R. Mallon (1)	Class A Common	72,000
Myron Saxon	Class A Common	144,000
Monterey Mechanical	Class A Common	35,002
Richard J. Mish	Class A Common	72,000
Thomas A. Packer	Class A Common	72,000
Gerry Pratt	Class A Common	80,000
Marcel Raedts	Class A Common	52,084
ECJ Raedts-Franssen	Class A Common	52,083
Armin Ramel (1)	Class A Common	59,946
Marcus W. and Barbara L. Robins	Class A Common	80,000
Roy and Marlena Schaeffer	Class A Common	144,000
Michael Schneider (4)	Class A Common	275,614
Summit Securities, Inc. (7)	Class A Common	333,333
Eli Sternheim (5)	Class A Common	520,833
Stanley Trilling	Class A Common	138,667
Bruce Allen, Trustee of the Bruce B. Allen Sep. Prop. TR #2 DTD 8/9/97	Class C Warrants	20,000
Bruce Brewster	Class C Warrants	50,000
John H. Dakin	Class C Warrants	10,000
Henry Edmunds (1)	Class C Warrants	10,000
Richard Friedman	Class C Warrants	100,000
Glenbrook Capital L.P.	Class C Warrants	25,000
Jeffrey Markowitz	Class C Warrants	100,000
James D. and Mary Ann McCamant	Class C Warrants	20,000
Quirinus R. Miranda, Ph.D.	Class C Warrants	25,000
Richard Molinsky	Class C Warrants	20,000
Kalman Renov	Class C Warrants	20,000
G. Tyler Runnels	Class C Warrants	10,000
Sutton Partners, L.P.	Class C Warrants	100,000
Kris Venkat, Ph.D. (3)	Class C Warrants	10,000
Ira Weingarten	Class C Warrants	20,000
Crown Point Securities	Warrants	272,720
Henry Edmunds (1)	Warrants	12,747
Charles Janac (2)	Warrants	234,667
Robert Leach (3)	Warrants	3,248
Marcel Raedts	Warrants	5,209
ECJ Raedts-Franssen	Warrants	5,208
Armin Ramel (1)	Warrants	5,995
Michael Schneider (4)	Warrants	27,561
Eli Sternheim (5)	Warrants	52,083
Special Situations Private Equity Fund, L.P. (6)	Class A Common Stock	1,360,000
Boutcher & Boutcher	Class A Common Stock	96,000
TOTAL		6,454,737

(1) Director

(2) Director and beneficial owner of 12% of outstanding common stock

(3) Former Director

(4) Former director and beneficial owner of 9% of outstanding common stock

(5) Beneficial owner of 7% of outstanding common stock

(6) Beneficial owner of 14% of outstanding common stock

(7) Part of a group that beneficially owns 12% of outstanding common stock

PLAN OF DISTRIBUTION

The securities offered hereby are being offered directly by us pursuant to the terms of the Selling Securityholders' Warrants and Options or directly by the Selling Securityholders. No underwriter is being utilized in connection with this offering.

The exercise prices and other terms of the Warrants and the Options have been determined by negotiation between us and the holders of the Selling Securityholders' Warrants and Options and are not necessarily related to our current asset value, net worth or other established criteria of value.

The securities offered by this Prospectus may be sold from time to time by the Selling Securityholders, or by their transferees. The distribution of the securities offered hereby may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principal, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders. The Selling Securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered, and the profits realized or commissions received may be deemed underwriting compensation.

Crown Point Securities, as placement agent in connection with a private placement of Class A Common Stock completed in March 2000 received commissions and a warrant to purchase 272,720 shares of Class A Common Stock at an exercise price of $0.50 per share having an expiration date of December 31, 2002. The shares were offered on a best efforts basis for a selling commission of 5% of gross proceeds and the warrant.

LEGAL MATTERS

The legality of the issuance of the securities offered hereby have been passed upon for us by Smith, Lally & Peffer, a Professional Corporation, San Ramon, California.

EXPERTS

The financial statements as of December 31, 1999 and 1998, and for the years then ended included in this Prospectus, have been included herein in reliance on the report of Grant Thornton LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective January 13, 1998, we dismissed as our independent accountants, Coopers & Lybrand LLP. Commencing with the audit report and the financial statements for our fiscal year ended December 31, 1996, Coopers & Lybrand LLP's opinion on our financial condition was modified due to recurring losses and cash flow deficiencies from operations that raised substantial doubt as to our ability to continue as a going concern, as more fully described in Note 1 to our financial statements for such periods.

The decision to change our independent accountants was approved by the Board of Directors. There have been and are no current disagreements with Coopers & Lybrand LLP (predecessor entity to Pricewaterhouse Coopers LLP) on any matter of accounting principles or practices, financial statements disclosure, or auditing scope or procedure. Effective February 6, 1998, we engaged Grant Thornton LLP as our principal independent accountant.

SEPRAGEN CORPORATION

INDEX TO FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants

To the Board of Directors and Shareholders

Sepragen Corporation:

We have audited the accompanying balance sheet of Sepragen Corporation (the "Company") as of December 31, 1999, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sepragen Corporation as of December 31, 1999, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

San Jose, California

March 17, 2000

SEPRAGEN CORPORATION

BALANCE SHEETS

ASSETS
	December 31, 1999	June 30, 2000 (unaudited)
Current assets:
Cash and cash equivalents	$ 358,233	$ 479,725
Accounts receivable, less allowance for doubtful accounts of $20,000 at December 31, 1999 and $40,000 at June 30, 2000	399,017	587,065
Inventories	260,536	252,241
Prepaid expenses and other	14,511	18,889
Total current assets	1,032,297	1,337,920
Furniture and equipment, net	103,012	70,215
Intangible assets, net	70,209	57,720
	$ 1,205,518	$ 1,465,855
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$ 530,408	$ 328,149
Notes payable, including $375,000 from shareholders at December 31, 1999 and $40,000 at June 30, 2000	425,000	30,000
Accrued payroll and benefits	152,681	151,181
Accrued liabilities	118,352	54,873
Interest payable	67,210	72,119
Total current liabilities	1,293,651	636,322
Redeemable convertible Series A preferred stock, no par value--5,000,000 shares authorized; and 210,441 and 175,439 shares issued and outstanding at December 31, 1999 and June 30, 2000, respectively	600,000	500,000
Redeemable Class E common stock, no par value - 1,600,000 shares authorized; and 1,209,894 shares issued and outstanding	12,099	12,099
Shareholders' equity (deficit):
Class A common stock, no par value--20,000,000 shares authorized; 5,412,562 and 7,795,731 shares issued and outstanding at December 31, 1999 and June 30, 2000, respectively	10,745,987	12,451,032
Class B common stock, no par value--2,600,000 shares authorized; 701,177 shares issued and outstanding	4,065,618	4,065,618
Additional paid in capital	202,220	323,750
Accumulated deficit	(15,714,057)	(16,522,966)
Total shareholders' equity (deficit)	(700,232)	317,434
	$ 1,205,518	$ 1,465,855

The accompanying notes are an integral part of these financial statements.

SEPRAGEN CORPORATION

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,		For the Six Months Ended June 30,
			(unaudited)
	1999	1998	2000	1999
				(As Restated)
Revenues:
Net sales	$ 1,689,932	$ 1,987,086	$ 720,477	$ 883,867
Costs and expenses:
Cost of goods sold	868,214	915,219	436,772	522,612
Selling, general, and administrative	1,175,403	1,218,808	755,928	489,675
Research and development	599,667	756,122	332,967	288,134
Total costs and expenses	2,643,284	2,890,149	1,525,667	1,300,194
Loss from operations	(953,352)	(903,063)	(805,190)	(416,390)
Interest expense	(4,265)	(303,277)	(3,719)	(18,000)
Net loss	$(977,617)	$(1,206,340)	$(808,909)	$(434,390)
Loss per common share, basic and diluted	$ (0.19)	$ (0.41)	$(.11)	$(.09)
Weighted average common shares outstanding	5,017,176	2,935,679	7,275,323	4,842,023

The accompanying notes are an integral part of these financial statements.

SEPRAGEN CORPORATION

STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

for the years ended December 31, 1999 and 1998,

and the six months ended June 30, 2000

	Common Stock				Additional Paid in Capital
	Class A		Class B			Accumulated Deficit
	Shares	Amount	Shares	Amount			Total
Balance at January 1, 1998	2,155,254	$8,848,075	701,177	$4,065,618	$110,700	$(13,530,100)	$(505,707)
Issuance of Warrants in Connection with Bridge Financing	--	--	--	--	91,520	--	91,520
Conversion of Bridge Debt into Class A Common Stock at $.48 per share	804,760	377,494	--	--	--	--	377,494
Conversion of Shareholder Debt into Class A Common Stock at $.48 per share	368,035	176,657	--	--	--	--	176,657
Conversion of accounts payable into Class A Common Stock at $.48 per share	104,167	50,000	--	--	--	--	50,000
Issuance of Class A Common Stock at $.48 per share	625,000	300,000	--	--	--	--	300,000
Net loss						(1,206,340)	(1,206,340)
Balance at December 31, 1998	4,057,216	9,752,226	701,177	4,065,618	202,220	(14,736,440)	(716,376)
Issuance of options and Class A Common Stock for services and accrued liabilities	142,013	129,261	--	--	--	--	129,261
Issuance of Class A Common Stock at $0.71 per share	1,213,333	864,500	--	--	--	--	864,500
Net Loss						(977,617)	(977,617)
Balance at December 31, 1999	5,412,562	10,745,987	701,177	4,065,618	202,220	(15,714,057)	(700,232)
Conversion of Series A Preferred Stock (unaudited)	35,002	100,000	--	--	--	--	100,000
Issuance of Class A Common Stock at $0.68 per share (net of offering costs of $5,707) (unaudited)	2,022,334	1,369,480	--	--	--	--	1,369,480
Issuance of Class A Common Stock for accrued liabilities at $0.75 per share (unaudited)	36,000	27,000	--	--	--	--	27,000
Issuance of Class A Common Stock for notes payable and accrued interest at $0.74 per share (unaudited)	199,833	148,565	--	--	--	--	148,565
Compensation for issuance of stock options	--	--	--	--	121,530	--	121,530
Exercise of Warrants to purchase Class A Common Stock at $0.50 per share (unaudited)	30,000	15,000	--	--	--	--	15,000
Issuance of Class A Common Stock for services and accrued liabilities at $0.75 per share (unaudited)	60,000	45,000	--	--	--	--	45,000
Net Loss (unaudited)	--	--	--	--	--	(808,909)	(808,909)
Balance at June 30, 2000 (unaudited)	7,795,731	$12,451,032	701,177	$4,065,618	$323,750	$(16,522,966)	$317,434

The accompanying notes are an integral part of these financial statements.

SEPRAGEN CORPORATION

STATEMENTS OF CASH FLOWS

	For the Years ended December 31,		For the Six Months ended June 30,
			(unaudited)
	1999	1998	2000	1999
				(As Restated)
Cash flows from operating activities:
Net loss	$ (977,617)	$ (1,206,340)	$ (808,909)	$(434,390)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	114,654	289,151	64,255	59,109
Charges associated with the issuance of Common Stock	60,896	--	160,524	60,896
Changes in assets and liabilities:
Accounts receivable, net	128,828	43,023	(188,048)	98,205
Inventories	184,856	(126,532)	8,295	215,786
Prepaid expenses and other	17,500	30,473	(4,378)	--
Accounts payable	(335,270)	379,424	(202,259)	(466,775)
Accrued liabilities	97,094	3,903	(36,479)	(20,067)
Accrued payroll and benefits	(3,382)	10,924	(1,502)	136,781
Interest payable	24,265	47,346	13,255	18,001
Customer deposits	(40,797)	(269,684)	--	47,702
Net cash used in operating activities	(728,973)	(798,312)	(995,246)	(284,752)
Cash flows from investing activities:
Acquisition of fixed assets	(13,430)	--	(17,742)	(6,309)
Cash flows from financing activities:
Net proceeds from issuance of common stock	869,500	300,000	1,369,480	--
Proceeds from exercise of warrants	--	--	15,000	--
Proceeds from issuance of preferred stock	--	500,000	--	--
Proceeds from notes payable to shareholders	260,000	155,000	(210,000)	--
(Payment) proceeds of notes payable	(70,000)	550,000	(40,000)	304,598
Payment on bridge loan	--	(710,000)		--
Payment of notes payable to shareholders	--	--	--	--
Net cash provided by financing activities	1,059,500	795,000	1,334,480	304,598
Net (decrease) in cash	317,097	(3,312)	121,492	13,537
Cash at beginning of period	41,136	44,448	358,233	41,136
	$ 358,233	$ 41,136	$ 479,725	$ 54,673

Supplemental disclosure of cash information:
Cash paid during the year for taxes	$800	$800	--	--
Conversion of liabilities into Common and Preferred Stock	$229,261	$604,151	$175,565	--

The accompanying notes are an integral part of these financial statements.

SEPRAGEN CORPORATION

NOTES TO FINANCIAL STATEMENTS

(information relative to June 30, 2000 and 1999 is unaudited)

1. Operations and Summary of Significant Accounting Policies:

Operations:

Sepragen Corporation (the "Company") develops, manufactures and markets proprietary liquid chromatography columns and computer-controlled liquid chromatography process systems. These products are used by the biopharmaceutical industry for the separation and purification of a broad range of molecules.

Summary of Significant Accounting Policies:

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk: The Company performs ongoing credit evaluations of its customers. The Company maintains reserves for potential credit losses on customer accounts, when probable, and such losses have been within management's expectations.

Approximately 61% and 57% of net sales for the years ended December 31, 1999 and 1998, respectively, were to customers outside the United States. In the first six months of 2000 and 1999, respectively, net sales to customers outside the United States were 68% and 87% of total net sales.

For the year ended December 31, 1999, two customers individually accounted for 24% and 16% of sales. For the year ended December 31, 1998, the Company had two customers who individually accounted for 16% and 11% of sales. For the first six months ended June 30, 2000, two customers individually accounted for 26% and 13% of sales. For the same period in 1999, two customers accounted for 17% and 14% of sales.

Cash and Cash Equivalents: The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventories: Inventories are stated at the lower of cost, using the first-in, first-out method, or market. Management performs periodic assessments to determine the existence of obsolete, slow moving and non-salable inventories, and records necessary provisions to reduce such inventories to net realizable value.

Furniture and Equipment: Furniture and equipment are stated at cost. Depreciation of furniture and equipment is computed using the straight-line method over the estimated useful lives of the assets which range from two to five years. Maintenance and repairs are charged to expense as incurred while major improvements are capitalized. Leasehold improvements are amortized over their useful lives or lease term, whichever is shorter.

Intangible Assets: Intangible assets, consisting of internal and purchased patent application costs, are recorded at cost. These assets are being amortized on the straight-line basis over the estimated useful lives of the patents of approximately seven years. Accumulated amortization on patents is $119,810 on December 31, 1999. Accumulated amortization on patents is $126,054 on June 30, 2000.

Fair value of financial instruments. The fair value of cash and cash equivalents, accounts receivable and accounts payable approximates carrying value due to the short-term nature of such instruments. The fair value of stockholders' notes payable cannot be determined as no market exists for such instruments.

Income Taxes: The Company uses an asset and liability approach for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change in deferred tax assets and liabilities during the period.

Revenue Recognition: The Company recognizes revenue from product sales upon shipment and customer acceptance.

Research and development: Expenses related to present and future products are expensed as incurred.

Loss Per Common Share: Basic loss per share is calculated using the weighted average number of common shares outstanding in the period. Diluted loss per share includes potentially dilutive securities such as outstanding options and warrants, using the "treasury stock" method and convertible securities using the "if-converted" method. The assumed exercise of options and warrants and assumed conversion of convertible securities have not been included in the calculation of diluted loss per share as the effect would be anti-dilutive.

2. Interim Financial Reporting

The accompanying unaudited interim financial statements have been prepared pursuant to the rules and regulations for interim reporting. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

3. Basis of Presentation:

The Company has had recurring losses, deficits in equity and working capital and has used cash in operating activities in 1999. Although there can be no assurance that the Company will ever achieve profitable operations, the Company expects overall revenues in 2000 to be measurably higher than during the previous year as a result of growth in revenues from biotech sales as well as contributions from the food and dairy sector. Additionally, the Company expects to see a reduction in research and development expenses related to the development of the Sepralac and Sepradebitt processes as each is ready for commercial distribution.

During March 2000, the Company sold 2,022,234 shares of Class A Common Stock and received net proceeds of $1,369,480 and converted $175,565 of notes payable and accrued liabilities into 235,833 shares of Class A Common Stock. Management believes the funds raised along with cash generated by operations will be sufficient to fund operations through March 31, 2001.

Selling, general and administrative expenses for the six months ended June 30, 2000 and 1999 includes stock compensation expense of $160,524 and $60,896, respectively.

4. Inventories:

Inventories consist of the following at:

	December 31, 1999	June 30, 2000
Raw materials	$ 174,715	$ 178,437
Finished goods	85,821	73,804
	$ 260,536	$ 252,241

5. Furniture and Equipment:

Furniture and equipment consist of the following:

	December 31, 1999	June 30, 2000
Office equipment	$ 83,961	$ 87,836
Machinery	79,963	93,830
Furniture and fixtures	5,813	5,813
Lab equipment	114,033	114,033
Leasehold improvements	283,691	283,691
Autos	6,309	6,309
	573,770	591,297
Less accumulated depreciation and amortization	(470,758)	(521,297)
	$ 103,012	$ 70,215

6. Notes Payable:

Between May 1997 and August 1998, the Company borrowed an aggregate of $400,000 payable with interest at 9.5% per annum, of which $300,000 was from shareholders of the Company and $100,000 was from an unrelated party. In December, 1998, the Company converted $165,000 of the shareholder's debt including accrued interest of $11,657 into 368,035 shares of Class A Common Stock. In 1999, the Company paid $20,000 to a shareholder. Between January and March 2000, the Company repaid $30,000 of the shareholder notes and converted $10,000 of related party notes payable and accrued interest into 11,150 shares of Class A Common Stock. In the first quarter of 2000, the Company paid $20,000 of notes payable to an unrelated party.

On August 18, 1999, the Company received proceeds from a convertible note payable from a shareholder of $260,000 with interest at 9.5% per annum. In March 2000, a shareholder converted $130,000 note payable into 173,333 shares of Class A Common Stock. The remaining balance of $130,000 was paid in April, 2000.

7. Bridge Notes Payable:

On August 19, 1998, the Company completed a debt refinancing transaction whereby the Company borrowed $550,000 from Mr. K. Charles Janac pursuant to a convertible Secured Promissory Note issued by the Company (the "Note") in the principal amount of $550,000 and bearing interest at the rate of 9.75% per annum. The Note was convertible into shares of Class A Common Stock at the option of Mr. Janac on December 15, 1998 by converting the principal balance and any unpaid interest due under the Note into Class A Common Stock at the rate of $0.46875 per share. In addition, as further consideration for the loan of funds of the Company, the Company issued to Mr. Janac a warrant, exercisable at any time on or before August 18, 2003, to purchase up to 234,667 shares of Class A Common Stock at $0.46875 per share (the "Warrants"). The Company calculated the fair value of the Warrants at $91,250 and amortized this as interest expense over the life of the loan. As security for the Note, the Company entered in to a security Agreement granting Mr. Janac a first priority security interest in the property, tangible and intangible of the Company, as well as a Patent and Trademark Mortgage granting Mr. Janac a security interest in all the patents and trademarks of the Company. The Company used the funds loaned by Mr. Janac to retire $532,242 of existing debt and accrued interest incurred by the Company in connection with a certain bridge financing originally undertaken by the Company in October of 1997, to pay legal fees and costs of the transaction, and approximately $7,000 was utilized for working capital. In connection with the October 1997 bridge financing, the Company issued warrants with an exercise price of $1.25 to purchase 540,000 shares of Class A Common Stock with a fair value of $110,700.

On December 8, 1998, the Company paid $200,000 to Mr. Janac as a partial payment of the Note. Mr. Janac also agreed to convert the remaining balance of $366,308 of the Note in principal and accrued interest into Class A Common Stock at $0.46875 per share. In consideration of the conversion the Company issued 781,457 of Common A Shares to Mr. Janac. At the same time, the UCC filing granting Mr Janac security interest in the Company's assets was removed. In addition, the Company converted an additional $10,000 of Bridge Debt principal and $1,186 in accrued interest into 23,303 shares of Class A Common Stock.

8. Convertible Preferred Stock

On September 1, 1998, the Company sold 175,439 shares of Series A Preferred Stock.

All of the shares of Series A Preferred Stock were sold to Anchor Products Limited of Hamilton, New Zealand ("Anchor"). The acquisition of Series A Preferred Stock by Anchor was consummated in connection with the execution of a Commercial License Agreement between the Company and Anchor, whereby the Company licensed Anchor a technology that isolates proteins from whey, a low value cheese by-product. The shares of Series A Preferred Stock were sold for cash in the aggregate amount of $500,000 ($2.86 per share). There were no underwriting discounts or commissions paid in connection with the transaction.

The shares of Series A Preferred Stock were sold pursuant to exemptions from registration under section 4(2) and Regulation S under the Securities Act of 1933, in a transaction that was not publicly offered. Anchor is a New Zealand corporation.

The Company's Series A Preferred Stock provides for both a cumulative $0.20 per share dividend and liquidation preferences. The dividend is payable from time to time at the election of the Board of Directors of the Company subject to the Company retaining sufficient earnings and profits. The Preferred Stock is also convertible on or before September 30, 2000 into Class A Common Stock, at the conversion rate of $2.86 per share. On any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of series A Preferred Shares shall receive, out of the assets of the Company, the sum of $2.86 per Series A Preferred Share, plus an amount equal to any dividend accrued and unpaid on those series A Preferred Shares, before any payment shall be made or any assets distributed to the holders of Common Stock. The Series A Preferred Shares shall be redeemable at the option of the holders of the Series A Preferred Shares commencing September 30, 2003 and expiring December 31, 2008, at the cash price of $2.86 per share, plus any accrued and unpaid dividends on the Series A Preferred Shares which are redeemed. In addition, each share of Series A Preferred Stock shall be automatically converted into one (1) share of Class A Common Stock, if not previously redeemed, on January 1, 2009, or at any time the closing bid price per share of the Company's Class A Common Stock shall average at least $3.86 per share over ninety (90) consecutive trading days prior to January 1, 2004. The conversion ratio for the Series A Preferred Stock shall be adjusted in the event of recapitalization, stock dividend, or any similar event effecting the Class A Common Stock. At December 31, 1999, dividends in arrears on the Series A Preferred Stock amounted to $43,860. Dividends accruing to Series A Preferred Shareholders had no effect on the loss per common share.

Anchor may require the Company to immediately redeem the preferred shares in the event of certain covenant breaches of the license agreement by the Company. The Company is currently in compliance with all such covenants and does not anticipate any future material breach.

On September 15, 1999, the Company issued 35,002 shares of Series A Preferred Stock to Monterey Mechanical Co. of Oakland, California upon the conversion of $100,000 of accounts payable into Series A Preferred Stock at $2.86 per share. The terms and conditions of the Preferred Stock held by Monterey Mechanical are the same as those for Anchor Products. On March 17, 2000, Monterey Mechanical converted its 35,002 shares of Series A Preferred Stock into 35,002 shares of Class A Common Stock.

9. Common Stock:

The Company issued 625,000 of its Class A Common Stock at $.48 per share, to two individual investors in December, 1998. Net proceeds were $300,000. In addition to the warrants issued to Mr. Janac in connection with the debt financing described in Note 6, the Company has issued an additional warrants to purchase 112,950 shares of Class A Common Stock to other shareholders and creditors who converted outstanding debt into common stock in December, 1998. The warrants were issued on substantially the same terms as those issued to Mr. Janac.

In September 1999, Sepragen Corporation sold 290,667 shares of Class A Common Stock at $.75 per share to four investors in a private transaction exempt from securities registration under the Securities Act of 1933, as amended, and raised $218,000.

In December 1999, the Company sold 922,667 shares of Class A Common Stock at $.75 per share to six investors and raised $692,000 in gross process and $657,499 in net proceeds. We also converted $129,261 of deferred salary and consulting fees into 142,013 shares of Class A Common Stock. These transactions were exempt from securities registration under the Securities Act of 1933, as amended.

In connection with the sale of common stock completed in March 2000, the placement agent received warrants to purchase 272,720 shares of Class A Common Stock at an exercise price of $0.50 per share, exercisable to 2001.

Shares of Class B Common Stock are entitled to five votes per share on all matters to be voted on by shareholders; provided, that in an election of directors, each shareholder is entitled to cumulative voting. Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder, and will automatically convert to Class A Common Stock upon the sale or transfer of such Class B Common Stock or upon the death of the existing shareholder.

10. Stock Options:

The Company has issued non-qualified stock options to purchase shares of the Company's common stock to certain employees, consultants, and directors. The options vest over a period of two to ten years. Shares issued under the existing stock option agreements are subject to various restrictions as to resale and right of repurchase by the Company. Generally, the exercise price is not less than the fair value of the common stock at the date of grant.

In August 1994 and June 1996, the Board of Directors of the Company adopted the 1994 and 1996 Sepragen Corporation Stock Option Plans (the "Stock Option Plans"). The Stock Option Plans provide for the issuance of options covering up to 400,000 and 250,000 shares of Class A common stock (subject to adjustments in the event of stock splits, stock dividends and similar dilutive events), respectively. Options may be granted under the Stock Option Plans to employees, officers or directors of, and consultants and advisors to, the Company. Options will be granted under the Stock Option Plans within the sole discretion of the Board of Directors.

Options granted to employees may either be incentive stock options (as defined in the Internal Revenue Code of 1986, as amended) or nonqualified stock options. The purchase price of Class A common stock subject to an option shall be determined by the Board of Directors at the time of grant, provided that the purchase price of incentive stock options is not less than the fair market value of the Company's Class A common stock on the date of grant. Subject to the foregoing, the terms of each option and the increments in which it is exercisable are determined by the Board of Directors, provided that no option may be exercised before one year or after ten years from the date of grant. To the extent that the aggregate fair market value, as of the date of grant, of the shares for which incentive stock options become exercisable for the first time by an optionee during any calendar year exceeds $100,000, the portion of such option which is in excess of the $100,000 limitation will be treated as a nonqualified stock option. In addition, if an optionee owns more than 10% of the total voting power of all classes of the Company's stock at the time the individual is granted an incentive stock option, the purchase price per share cannot be less than 110% of the fair market value on the date of grant and the term of the incentive stock option cannot exceed five years from the date of grant.

The Company has 656,671 options that are outstanding outside of the Plans and that are held by the President and CEO at exercise prices ranging from $0.38 to $5.00. Of these options, 410,000, exercisable at $0.38, vest upon the completion of performance milestones to August 31, 2000.

The following table summarizes the Company's stock option activity for the years ended December 31:

	1999		1998
		Weighted- Average Exercise		Weighted- Average Exercise
	Shares	Price	Shares	Price
Outstanding at beginning of year	1,192,629	$1.37	804,505	$2.58
Granted	166,732	0.75	455,000	0.40
Forfeited	(61,000)	0.38	(66,876)	2.64
Outstanding at end of year	1,298,361	$1.30	1,192,629	$1.37
Options exercisable at year end	668,580		459,629

The following table summarizes information about the Company's stock options outstanding at December 31, 1999:

	Options Outstanding			Options Exercisable
	Number Outstanding at December 31, 1999	Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Outstanding at December 31, 1999	Weighted Average Exercise Price
Range of Exercise Prices
$0.38 to $0.55	741,032	0.87	$0.40	279,563	$0.40
$0.72 to $1.50	314,400	3.38	0.82	150,088	0.87
$2.38 to $5.00	242,929	4.18	4.64	238,929	4.66
Total	1,298,361	2.72	$1.30	668,580	$2.04

The following table summarizes the Company's stock option activity for the six months ended June 30, 2000:

		Weighted- Average
	Shares	Exercise Price
Outstanding at January 1, 2000	1,298,361	$1.30
Granted	170,000	0.83
Forfeited	--	--
Outstanding at June 30, 2000	1,468,361	$1.25

In October 1998, the Company reduced the exercise price of Stock options from $0.88 to $7.62 per share to the fair market value of $0.38 per share for specific individuals.

The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its options issued to employees. Compensation expense is recorded when the exercise price of options is less than the fair value of the common stock at the measurement date, or when options previously issued are modified.

The following information is provided in accordance with SFAS No. 123, "Accounting for Stock-based Compensation." If the compensation cost for these plans had been determined based on the fair value at the grant dates for awards consistent with the method of SFAS Statement 123, the pro forma effect on the Company's net loss and net loss per share would have been:

	Year Ended
	December 31, 1999	December 31, 1998
Net loss as reported	$(977,617)	$(1,206,340)
Pro forma	(1,087,538)	(1,380,375)
Net loss per share, as reported	(0.19)	(0.41)
Pro forma	$(0.23)	$(0.47)

The weighted average fair value of options granted during 1999 and 1998 was $0.54 and $0.35, respectively. The fair value of each option granted in 1999 and 1998 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	December 31,
	1999	1998
Risk free interest rate	5.49%	4.48%
Expected life (years)	4	2.2
Volatility	139%	122%
Dividend yield	--	--

11. Income Taxes:

Deferred tax assets are comprised of the following at December 31, 1999:

Net operating loss carryforwards	$5,550,000
Research and development credit carryforwards	568,000
Other differences between financial reporting and tax basis of assets and liabilities	64,000
6,182,000
Valuation allowance	(6,182,000)
Net deferred tax assets	$ --

Due to the uncertainty of the realization of the net deferred tax assets, the balance has been fully reserved. The valuation allowance increased by $336,600 for the year ended December 31, 1999.

The difference between the income tax benefit at the Federal statutory rate and the Company's effective tax rate is as follows:

	For the years ended December 31:
	1999	1998
Statutory federal income tax rate	34%	34%
State income taxes	6	6
Change in valuation allowance	(40)%	(40)%
	--	--

At December 31, 1999, the Company had net operating loss carryforwards available to reduce its future taxable income of approximately $14,791,000, for federal income tax purposes, and $6,782,000 for California state franchise purposes. These net operating losses expire at various times through 2019.

For federal and state tax purposes, the Company's net operating loss and tax credit carryforwards could be subject to certain limitations on annual utilization due to changes in ownership, as defined by federal and state laws.

12. Commitments:

The Company currently rents its office and production facility under an annual operating lease which expires December 10, 2000. Rental expense for the years ended December 31, 1999 and 1998 was $94,718 and $86,599, respectively. The minimum rental commitment remaining on the leased property is $75,098 as of December 31, 1999 and as of June 30, 2000 was $43,000.

On August 30, 1994, the Company entered into an employment agreement with Vinit Saxena, its President. The agreement is for a six year term (expiring September 2000). Mr. Saxena is to receive a salary of $125,000 per annum, plus a bonuses of up to $25,000 per annum. In addition, the agreement includes certain other insurance and severance benefits.

13. Restricted Shares:

The Company has 1,209,894 restricted shares of Class E common stock issued and outstanding at December 31, 1999. These shares will convert to Class B common stock upon the Company's attainment of certain predetermined earnings or market price targets. In the event the Company attains any of the predetermined earnings or market price targets, the fair market value of these shares at the time they are converted to Class B common stock will be deemed additional compensation expense to the extent such shares are held by officers, directors, consultants or other employees of the Company. The Company will, in such event, recognize a substantial non-cash charge to earnings which could have the effect of significantly increasing the Company's loss or reducing or eliminating earnings, if any, at such time. If these predetermined earnings and market price targets are not met by December 31, 1999, the shares will be redeemed by the Company at $.01 per share. A notice of redemption has declared that June 15, 2000 will be the effective date of the redemption.

14. Segment Reporting:

Sepragen has two operating segments based on the nature of the customer's industry, the biotech and food (dairy) and beverage segments. The chief operating decision-maker is the Company's Chief Executive Officer who regularly reviews segment performance. Selling, general and administrative expenses are not allocated to individual segments. There are no significant assets that are identifiable to a segment. Operating results by segment are as follows:

	Biotech	Food and Beverage
Sales	$1,336,000	$354,000
Cost of goods sold	721,000	147,000
Gross Profits	$ 615,000	$207,000

There was no revenue in the first six months of 2000 from the food and beverage segment.

15. Restated Quarterly Net Loss:

On March 15, 1999, the Company issued to four employees 132,013 shares of Class A Common Stock at $0.48 per share in exchange for $63,365 of accrued salary. Based upon the fair market price of $0.875 per share as of that date, the difference of the value of the Common Stock issued and the market price was $52,146.

On March 15, 1999, the Company issued to a consultant options to purchase 10,000 shares of Class A Common Stock at $0.50 per share in exchange for consulting services, which options were subsequently exercised. The fair value of the options issued was $8,750. The costs associated with the issuance of the 132,013 shares and 10,000 options were not recorded until the fourth quarter of 1999. Had these charges been recorded in the first quarter of 1999, the previously reported results would have been as follows:

Year to Date	Net Loss as Reported	Net Loss Restated	Net Loss per Share As Reported	Net Loss per Share Restated
March 31, 1999	$(179,759)	$(240,655)	$(0.04)	$(0.05)
June 30, 1999	(373,494)	(434,390)	(0.08)	(0.09)
September 30, 1999	(654,857)	(715,753)	(0.14)	(0.15)

No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute offer to sell, or a solicitation of an offer to buy, any securities offered hereby by an anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.	SEPRAGEN CORPORATION 5,667,145 shares of Class A Common Stock, and 1,986,109 shares of Class A Common Stock, issuable upon exercise of certain Warrants and Options PROSPECTUS *, 2000

TABLE OF CONTENTS

Prospectus Summary 2

Risk Factors 5

Use of Proceeds 10

Price Range of Class A Common Stock 11

Capitalization 12

Dividend Policy 13

Selected Financial Data 14

Management's Discussion and Analysis of

Financial Condition and Results

of Operations 20

Business 19

Available Information 27

Management 28

Principal Shareholders 36

Certain Transactions 38

Offering by Selling Securityholders 42

Description of Securities 46

Shares Eligible for Future Sale 49

Plan of Distribution 52

Legal Matters 52

Index to Financial Statements F-1

Until *, 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Reference is made to Section 317 of the California General Corporation Law ("CGCL"), Article V of the Articles of Incorporation of the Company, Article II of the Bylaws of the Company (Exhibit 3.2).

The Registrant is a California corporation. Section 317 of the CGCL generally provides that a corporation is empowered to indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving, at the request of the corporation, in any of such capacities of another corporation or other enterprise, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. This statute describes in detail the right of the Company to indemnify any such person.

Pursuant to Article V of the Company's Articles of Incorporation and Article II, Section 8 of the Company's Bylaws, the Company shall indemnify, to the fullest extent permitted by the CGCL, any person, including officers and directors, with regard to any action or proceeding.

The Company has entered into Indemnification Agreements with each officer and director of the Company which provide that the Company will indemnify the indemnitee to the fullest extent permitted by applicable law against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action or proceeding arising out of his performance of his duties as a director or officer of the Company. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

Under such Indemnification Agreements, the entitlement of a director or officer to indemnification shall be determined by a majority vote of a quorum of disinterested directors, or if such quorum either is not obtainable or so directs, by independent counsel or by the shareholders of the Company, as determined by such quorum of disinterested directors. Under certain circumstances, a party to the Indemnification Agreement will be conclusively presumed to have met the applicable statutory standard of conduct unless the Company's Board of Directors, shareholders or independent legal counsel determine that the relevant standard has not been met. If a change of control of the Company has occurred, the entitlement of such director or officer to indemnification shall be determined by independent counsel selected by such director or officer, unless such director or officer requests that either the Board of Directors or the shareholders make such determination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. See Item 28, "Undertakings."

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the approximate expenses expected to be incurred in connection with the proposed offering hereunder. All of such expenses will be borne by the Company.

Legal Fees and Expenses $35,000

Accounting Fees 30,000

Blue Sky Fees and Expenses (including counsel's fees) 1,000

Printing 1,000

Miscellaneous 1,000

TOTAL $68,000

Item 26. Recent Sales of Unregistered Securities.

The following sets forth certain information with respect to sales by us of our Class A Common Stock and Series A Preferred during the past three years.

On November 3, 1997, we completed a private placement of 54 bridge units consisting of promissory notes and Class C warrants issued by us. No underwriter was used in the bridge unit offering, however, Dakin Securities Corporation acted as placement agent, and was paid $43,200 of which $35,000 was a commission and $8,200 was credited as a retainer for future services. Each unit consists of a bridge note in the face amount of $10,000 which bears interest at an annual rate of 10% (the "Bridge Notes") and warrants to purchase 5,000 shares of Class A Common Stock at $1.25 per share (which was increased in 1998 to 10,000 shares per unit due to our failure to register the Class C Warrants with the Securities and Exchange Commission in a timely manner). The Bridge Notes became due six months from issuance and were repaid in 1998. The Class C Warrant holders have certain rights to require us to register their Warrants and underlying shares of Class A Common Stock issuable upon exercise of the Warrants under the Securities Act of 1933, as amended. The Warrants may be redeemed for $.05 by us if the Target Price of $4.00 per share (subject to adjustment) for our Class A Common Stock exceeds $4.00 per share for 30 consecutive business days. The number and price of Class A Common Shares subject to the Class C Warrants are subject to adjustment if the underlying shares are recapitalized, otherwise adjusted or if there are subsequent issuances of securities by us. The Warrants expire on December 31, 2002. We sold $540,000 of Bridge Notes from which it received $505,000 in net proceeds. The offering was made pursuant to SEC Regulation D and was limited to accredited investors as defined by Regulation D. Debt issuance costs related to these notes of $35,000, plus the fair value of the Class C warrants issued of $110,700 were netted against the liability and were amortized as additional interest expense over the term of the notes.

On September 1, 1998, we sold 175,439 shares of Series A Preferred Stock. All of the shares of Series A Preferred Stock were sold to Anchor Products Limited of Hamilton, New Zealand ("Anchor"). The acquisition of Series A Preferred Stock by Anchor was consummated in connection with the execution of a Commercial License Agreement between us and Anchor, whereby we licensed to Anchor a technology that isolates proteins from whey, a low value cheese by-product. The shares of Series A Preferred Stock were sold for cash in the aggregate amount of $500,000 ($2.86 per share). There were no underwriting discounts or commissions paid in connection with the transaction. The shares of Series A Preferred Stock were sold pursuant to exemptions from registration under section 4(2) and Regulation S under the Securities Act of 1933, in a transaction that was not publicly offered. Anchor is a New Zealand corporation.

Our Series A Preferred Stock provides for both a cumulative $0.20 per share per annum dividend and liquidation preferences. The dividend is payable from time to time at the election of the Board of Directors of the Company subject to our retaining sufficient earnings and profits. The Preferred Stock is also convertible on or before September 30, 2000 into Class A Common Stock, at the conversion rate of $2.86 per share. On any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of series A Preferred Shares shall receive, out of the assets of the Company, the sum of $2.86 per Series A Preferred Share, plus an amount equal to any dividend accrued and unpaid on those series A Preferred Shares, before any payment shall be made or any assets distributed to the holders of Common Stock. The Series A Preferred Shares shall be redeemable at the option of the holders of the Series A Preferred Shares commencing September 30, 2003 and expiring December 31, 2008, at the cash price of $2.86 per share, plus any accrued and unpaid dividends on the Series A Preferred Shares which are redeemed. In addition, each share of Series A Preferred Stock shall be automatically converted into one (1) share of Class A Common Stock, if not previously redeemed, on January 1, 2009, or at any time the closing bid price per share of our Class A Common Stock shall average at least $3.86 per share over ninety (90) consecutive trading days prior to January 1, 2004. The conversion ratio for the Series A Preferred Stock shall be adjusted in the event of recapitalization, stock dividend, or any similar event effecting the Class A Common Stock. Anchor may require us to immediately redeem the preferred shares in the event of certain covenant breaches of the license agreement by us. We are currently in compliance with all such covenants and do not anticipate any future material breach.

On December 15, 1998, we issued to Charles Janac 781,457 shares of Class A Common stock and Warrants to purchase 234,667 shares of Class A Common Stock at $0.46875 per share (expiring August 19, 2003) in exchange for the conversion of $366,308 of notes and accrued interest held by Mr. Janac. The shares of Class A Common Stock and warrants were sold pursuant to exemptions from registration under sections 3(a)(11), 4(2) and 4(6) and Regulation D under the Securities Act of 1933, in a transaction that was not publicly offered.

On December 15, 1998, we issued to Eliezer Sternheim 520,833 shares of Class A Common stock and Warrants to purchase 52,083 shares of Class A Common Stock at $0.48 per share (expiring December 15, 2003) in exchange for $250,000 cash. The shares of Class A Common Stock and warrants were sold pursuant to exemptions from registration under sections 4(2) and 4(6) under the Securities Act of 1933, in a transaction that was not publicly offered.

On December 15, 1998, we issued to Armin Ramel, a director of the Company, 59,946 shares of Class A Common stock and Warrants to purchase 5,995 shares of Class A Common Stock at $0.48 per share (expiring December 15, 2003) in exchange for the conversion of $28,774 of notes and accrued interest held by Mr. Ramel. The shares of Class A Common Stock and warrants were sold pursuant to exemptions from registration under sections 3(a)(11), 4(2) and 4(6) under the Securities Act of 1933, in a transaction that was not publicly offered.

On December 15, 1998, we issued to Henry Edmunds, a director of the Company, 127,471 shares of Class A Common stock and Warrants to purchase 12,747 shares of Class A Common Stock at $0.48 per share (expiring December 15, 2003) in exchange for $50,000 cash and the conversion of $11,186 of notes and accrued interest held by Mr. Edmunds. The shares of Class A Common Stock and warrants were sold pursuant to exemptions from registration under sections 3(a)(11), 4(2) and 4(6) under the Securities Act of 1933, in a transaction that was not publicly offered.

On December 15, 1998, we issued to Marcel Raedts, an employee of the Company, 104,167 shares of Class A Common stock and Warrants to purchase 10,417 shares of Class A Common Stock at $0.48 per share (expiring December 15, 2003) in exchange for the conversion of $50,000 in amounts owed to Mr. Raedts for services rendered. The shares of Class A Common Stock and warrants were sold pursuant to exemptions from registration under section 4(2) of the Securities Act of 1933, in a transaction that was not publicly offered.

On December 15, 1998, we issued to Michael Schneider, principal and director of Romic Technologies Corp., 275,614 shares of Class A Common stock and Warrants to purchase 27,561 shares of Class A Common Stock at $0.48 per share (expiring December 15, 2003) in exchange for the conversion of $132,294 of notes and accrued interest held by Mr. Schneider. The shares of Class A Common Stock and warrants were sold pursuant to exemptions from registration under sections 3(a)(11), 4(2) and 4(6) under the Securities Act of 1933, in a transaction that was not publicly offered.

On December 15, 1998, we issued to Robert Leach, a former director of the Company, 32,475 shares of Class A Common stock and Warrants to purchase 3,248 shares of Class A Common Stock at $0.48 per share (expiring December 15, 2003) in exchange for the conversion of $15,588 of notes and accrued interest held by Mr. Leach. The shares of Class A Common Stock and warrants were sold pursuant to exemptions from registration under sections 3(a)(11), 4(2) and 4(6) under the Securities Act of 1933, in a transaction that was not publicly offered.

On March 15, 1999, we issued to four employees 132,013 shares of Class A Common Stock at $0.48 per share in exchange for $120,511 of accrued salary and compensation expense. The shares of Class A Common Stock were sold pursuant to exemption from registration under sections 3(a) (11), 4(2) and 4 (6) under the Securities Act of 1933 and Regulation D promulgated under the Securities Act of 1933, in a transaction that was not publicly offered

From September 15, 1999 to March 15, 2000, we sold 1,902,233 shares of Class A Common Stock at $0.75 per share to 10 investors (for gross proceeds of $1,426,675 and net proceeds of $1,233,980) pursuant to a private offering managed by Crown Point , LLC. The shares were offered on a best efforts basis for a selling commission of 5% of gross proceeds and warrants to purchase 8% of the shares sold in the offering at an exercise price of $0.50 per share having an expiration date of December 31, 2002. The shares of Class A Common Stock were sold pursuant to exemption from registration under sections 4(2) and 4(6) under the Securities Act of 1933 and Regulation D promulgated under the Securities Act of 1933, in a transaction that was not publicly offered. Pursuant to the offering the following sales were made:

On March 15, 1999, we issued to a consultant options to purchase 10,000 shares of Class A Common Stock at $0.50 per share in exchange for consulting services of $8,750, which options were subsequently exercised.

On September 15, 1999, we issued 35,002 shares of Series A Preferred Stock to Monterey Mechanical Co. of Oakland, California upon the conversion of $100,000 of accounts payable to Preferred Stock at $2.86 per share. The terms and conditions of the Preferred Stock held by Monterey Mechanical are the same as those for Anchor Products. The Series A Preferred Stock is convertible based upon a formula that increases the number of Class A Common Stock that will be issued based upon the number of shares, warrants and options issued by us for consideration less than $2.86 per share. The conversion ratio is currently 1:1. The shares were sold pursuant to exemption from registration under sections 3(a)(11), 4(2) and 4(6) under the Securities Act of 1933 and Regulation D promulgated under the Securities Act of 1933, in a transaction that was not publicly offered.

On August 18, 1999, we received proceeds from a convertible note payable from H. Michael Schneider, former director and shareholder of $260,000 with interest at 9.5% per annum. In March 2000, Mr. Schneider converted $130,000 of the note payable into 173,333 shares of Class A Common Stock. The remaining balance of $130,000 was paid in April, 2000. The shares were sold pursuant to exemption from registration under sections 3(a) (11), 4(2) and 4 (6) under the Securities Act of 1933 and Regulation D promulgated under the Securities Act of 1933, in a transaction that was not publicly offered.

In January, 2000, we granted options to purchase 10,000 shares of Class A Common Stock to John Walker, one of our Directors, at an exercise price of $0.75 per share, expiring January 1, 2005. The options were granted pursuant to exemption from registration under sections 4(2) and 4(6) under the Securities Act of 1933, in transactions that were not publicly offered.

In February, 2000, we granted options to purchase 100,000 shares of Class A Common Stock to the members of the Advisory Board at an exercise price of $0.75 per share, expiring February 4, 2005. The options were granted pursuant to exemption from registration under sections 4(2) and 4(6) under the Securities Act of 1933, in transactions that were not publicly offered.

In March 2000, we granted an options to purchase 20,000 shares of Class A Common Stock to a member of the Advisory Board at an exercise price of $1.38 per share, expiring March 2, 2005. The options were granted pursuant to exemption from registration under sections 4(2) and 4(6) under the Securities Act of 1933, in transactions that were not publicly offered.

In March, 2000, we received $33,565 from option and warrantholders who exercised their options to purchase 56,500 shares of Class A Common Stock. The shares were sold pursuant to exemption from registration under sections 3(a) (11), 4(2) and 4(6) under the Securities Act of 1933, in transactions that were not publicly offered.

In March, 2000, we issued to a consultant 36,000 shares of Class A Common Stock for $27,000 in exchange for consulting services. The shares were sold pursuant to exemption from registration under sections 4(2) and 4(6) under the Securities Act of 1933, in transactions that were not publicly offered.

On March 31, 2000, Private Situations Equity Fund, L.P. purchased 1,333,334 shares of class A Common stock at $0.75 per share and entered into a registration rights agreement covering those shares. The shares were sold pursuant to exemption from registration under sections 3(a)(11), 4(2) and 4(6) under the Securities Act of 1933 and Regulation D promulgated under the Securities Act of 1933, in a transaction that was not publicly offered. We agreed to use our best efforts to file a registration statement on or before May 15, 2000 with the Securities and Exchange Commission covering 1,333,334 shares of Class A Common Stock that were issued in the private placement. As of July 15, 2000, we had not filed a registration statement that included these shares. If the registration statement is not declared effective by the Securities and Exchange Commission by July 15, 2000, we must issue to the holders of the shares an additional 13,333 (1%) shares of Class A Common Stock on or before July 15, 2000 and must issue 13,333 additional shares of Class A Common Stock if the registration statement is not declared effective at the end of each thirty day period thereafter.

On July 10, 2000, we granted options to purchase 40,000 shares of Class A Common Stock to K. Charles Janac, one of our Directors, at an exercise price of $0.781 per share, expiring July 9, 2005. The options were granted pursuant to exemption from registration under sections 4(2) and 4(6) under the Securities Act of 1933, in transactions that were not publicly offered.

On July 31, 2000, we issued 60,000 shares of Class A Common Stock to Boutcher & Boutcher in exchange for services performed by Boutcher & Boutcher valued at $47,000. The shares were issued pursuant to exemptions from registration under sections 4(2) and 4(6) under the Securities Act of 1933, in transactions that were not publicly offered.

Item 27. Exhibits.

The following exhibits are filed as part of this Report, and are incorporated by reference:

1.1(1)	Form of Underwriting Agreement
3.1(1)	Restated Articles of Incorporation of the Company, as amended to date
3.2(2)	Restated Bylaws, as amended to date.
3.3(6)	Certificate of Determination
4.1(1)	Form of Warrant Agreement among the Company, the Underwriter and American Stock Transfer Company, including Forms of Class A Warrant Certificates and Class B Warrant Certificates
4.2(1)	Form of Unit Option Agreement between the Company and the Underwriter
4.3(1)	Form of Specimen Class A Common Stock Certificate
4.4(1)	Form of Specimen Class B Common Stock Certificate
4.5(1)	Form of Specimen Class E Common Stock Certificate
4.6(1)	Bridge Warrant Agreement, including forms of Bridge Warrant Certificate
4.7(7)	Warrant Agreement with Charles Janac
4.8(8)	Registration Rights Agreement with Special Situations Private Equity Fund, L.P. dated March 31, 2000
5 (9)	Opinion and Consent of Smith, Lally & Peffer re legality
10.1(2)	Lease dated July 3, 1995 between Hayward Business Park, Inc. and the Company.
10.2(1)+	Employment Agreement between the Company and Vinit Saxena effective September 1, 1994
10.3(1)+	Employment Agreement between the Company and Q. R. Miranda effective September 1, 1994
10.4(1)	Form of Indemnification Agreement between the Company and each director and officer of the Company
10.5(1)	Convertible Promissory Notes and Warrants
10.6(1)+	1994 Stock Option Plan
10.7(3)	Master Purchasing Agreement with Thermax Limited dated April 23, 1996
10.8(4)+	1996 Stock Option Plan
10.9(7)	Convertible Secured Promissory Note issued by the Company to Charles Janac
10.10(7)	Security Agreement with Charles Janac
10.11(7)	Patent and Trademark Mortgage
16.1(5)	Letter on Change in Certifying Accountant.
23.1 (9)	Consent of Grant Thornton LLP
23.2 (9)	Consent of Smith, Lally & Peffer (See Exhibit 5)
27 (9)	Financial Data Schedule

(1)	We previously filed these exhibits with our Registration Statement on Form SB-2 and Amendments Nos. 1, 2, 3, 4 and 5 and Post Effective No. 1 (File No. 33-86888).
(2)	We previously filed these exhibits with our Quarterly Report on Form 10-QSB for the quarter ended September 30, 1995.
(3)	We previously filed these exhibits with our Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996.
(4)	We previously filed these exhibits with our Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996.
(5)	We previously filed these exhibits with our Report on Form 8-K dated January 13, 1998.
(6)	We previously filed these exhibits with our Report on Form 8-K dated September 4, 1998.
(7)	We previously filed these exhibits with our Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998.
(8)	We previously filed these exhibits with our Quarterly Report on Form 10-KSB for the year ended December 31, 1999.
(9)	We previously filed these exhibits with our Registration Statement on Form SB-2 (File No. 333-44166) on August 18, 2000.

Exhibits not listed above have been omitted because they are inapplicable or because the required information is given in the financial statements or notes thereto.

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, except as otherwise provided in Section 512(a)(1)(ii) of Regulation S-B; and

iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that it will:

(1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has caused this Registration Statement to be signed on his behalf by the undersigned, thereunto duly authorized, in the City of Hayward, State of California, on the 12th day of September , 2000.

Sepragen Corporation

By: /s/ Vinit Saxena Vinit Saxena

President, Chairman of the Board,

Chief Executive Officer, and

Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

/s/ Vinit Saxena	September 11, 2000
Vinit Saxena (Principal Executive Officer and Principal Financial Officer) Chief Executive Officer, President, Chief Financial Officer, Chairman of the Board, and Director

/s/ Armin Ramel	September 11, 2000
Armin Ramel Director and Secretary

/s/ Henry N. Edmunds	September 11, 2000
Henry N. Edmunds Director

/s/ John Walker	September 11, 2000
John Walker Director

Joseph R. Mallon, Jr. Director

/s/K. Charles Janac	September 11, 2000
K. Charles Janac Director